Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Westinghouse Air Brake Technologies Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Westinghouse Air Brake Technologies Corporation (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and schedule as listed in the Index at Item 15.(2) (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits and the report of other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with U.S. generally accepted accounting principles.

We did not audit the pre-acquisition historical basis consolidated financial statements of Faiveley Transport S.A., a consolidated subsidiary, which statements reflect total assets constituting 25.9% in 2016, and total revenues constituting 3.8% in 2016 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Faiveley Transport S.A., is based solely on the report of the other auditors. We audited the adjustments necessary to convert the pre-acquisition historical amounts included for Faiveley Transport S.A. to the basis reflected in the Company’s 2016 consolidated financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 26, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG LLP
We have served as the Company’s auditor since 2002.
Pittsburgh, Pennsylvania
February 26, 2018,
except for Notes 2, 4, 8, 13, 20, 21, 22 and 23 as to which the date is
September 10 , 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Board of Faiveley Transport

In our opinion, the consolidated balance sheets and the related consolidated statement of income, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Faiveley Transport and its subsidiaries as of December 31, 2016 and November 30, 2016, and the results of their operations and their cash flows for the period from November 30, 2016 to December 31, 2016 (not presented separately herein), in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. As discussed in Note 3, the company has not applied push down accounting for its acquisition by Wabtec.

PricewaterhouseCoopers Audit

/s/ Philippe Vincent
Partner

Neuilly-sur-Seine, France
February 23, 2017

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
In thousands, except shares and par value	2017	2016
Assets
Current Assets
Cash and cash equivalents	$233,401	$398,484
Accounts receivable	800,619	667,596
Unbilled accounts receivable	366,168	274,912
Inventories	742,634	658,510
Deposits in escrow	—	744,748
Other assets	122,291	123,381
Total current assets	2,265,113	2,867,631
Property, plant and equipment	1,026,046	912,230
Accumulated depreciation	(452,074)	(393,854)
Property, plant and equipment, net	573,972	518,376
Other Assets
Goodwill	2,460,103	2,078,765
Other intangibles, net	1,204,432	1,053,860
Other noncurrent assets	76,360	62,386
Total other assets	3,740,895	3,195,011
Total Assets	$6,579,980	$6,581,018
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$552,525	$530,211
Customer deposits	369,716	256,591
Accrued compensation	164,210	145,324
Accrued warranty	137,542	123,190
Current portion of long-term debt	47,225	129,809
Other accrued liabilities	302,112	261,514
Total current liabilities	1,573,330	1,446,639
Long-term debt	1,823,303	1,762,967
Accrued postretirement and pension benefits	103,734	110,597
Deferred income taxes	175,902	245,680
Accrued warranty	15,521	15,802
Other long-term liabilities	59,658	22,508
Total liabilities	3,751,448	3,604,193
Commitment and Contingencies (Note 19)
Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value; 200,000,000 shares authorized: 132,349,534 shares issued and 96,034,352 and 95,425,432 outstanding at December 31, 2017 and December 31, 2016, respectively	1,323	1,323
Additional paid-in capital	906,616	869,951
Treasury stock, at cost, 36,315,182 and 36,924,102 shares, at December 31, 2017 and December 31, 2016, respectively	(827,379)	(838,950)
Retained earnings	2,773,300	2,553,258
Accumulated other comprehensive loss	(44,992)	(379,605)
Total Westinghouse Air Brake Technologies Corporation shareholders’ equity	2,808,868	2,205,977
Noncontrolling interest	19,664	770,848
Total equity	2,828,532	2,976,825
Total Liabilities and Equity	$6,579,980	$6,581,018

The accompanying notes are an integral part of these statements.

 WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2017	2016	2015
In thousands, except per share data
Net sales	$3,881,756	$2,931,188	$3,307,998
Cost of sales	(2,816,443)	(2,006,949)	(2,260,182)
Gross profit	1,065,313	924,239	1,047,816
Selling, general and administrative expenses	(512,552)	(373,559)	(346,086)
Engineering expenses	(95,166)	(71,375)	(71,213)
Amortization expense	(36,516)	(22,698)	(21,663)
Total operating expenses	(644,234)	(467,632)	(438,962)
Income from operations	421,079	456,607	608,854
Other income and expenses
Interest expense, net	(77,884)	(50,298)	(27,254)
Other (expense) income, net	8,868	6,528	3,768
Income from operations before income taxes	352,063	412,837	585,368
Income tax expense	(89,773)	(99,433)	(186,740)
Net income	262,290	313,404	398,628
Less: Net income attributable to noncontrolling interest	(29)	(8,517)	—
Net income attributable to Wabtec shareholders	$262,261	$304,887	$398,628
Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$2.74	$3.37	$4.14
Diluted
Net income attributable to Wabtec shareholders	$2.72	$3.34	$4.10
Weighted average shares outstanding
Basic	95,453	90,359	96,074
Diluted	96,125	91,141	97,006

The accompanying notes are an integral part of these statements.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2017	2016	2015
In thousands, except per share data
Net income attributable to Wabtec shareholders	$262,261	$304,887	$398,628
Foreign currency translation gain (loss)	326,096	(93,684)	(132,899)
Unrealized gain (loss) on derivative contracts	9,799	305	(1,202)
Unrealized gain (loss) on pension benefit plans and post-retirement benefit plans	2,845	(12,021)	26,689
Other comprehensive gain (loss) before tax	338,740	(105,400)	(107,412)
Income tax (expense) benefit related to components of other comprehensive loss	(4,127)	2,514	(9,821)
Other comprehensive income (loss), net of tax	334,613	(102,886)	(117,233)
Comprehensive income attributable to Wabtec shareholders	$596,874	$202,001	$281,395

The accompanying notes are an integral part of these statements.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2017	2016	2015
In thousands, except per share data
Operating Activities
Net income	$262,290	$313,404	$398,628
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	103,248	69,795	64,734
Stock-based compensation expense	21,287	20,813	26,019
Deferred income taxes	(67,423)	(10,228)	4,981
Loss on disposal of property, plant and equipment	1,907	232	587
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable and unbilled accounts receivable	(68,676)	19,728	21,500
Inventories	(8,955)	45,340	20,147
Accounts payable	(91,722)	(18,932)	(76,650)
Accrued income taxes	47,644	(11,759)	21,740
Accrued liabilities and customer deposits	(18,891)	(11,338)	(14,837)
Other assets and liabilities	8,102	33,475	(16,005)
Net cash provided by operating activities	188,811	450,530	450,844
Investing Activities
Purchase of property, plant and equipment	(89,466)	(50,216)	(49,428)
Proceeds from disposal of property, plant and equipment	1,291	363	1,784
Acquisitions of business, net of cash acquired	(945,299)	(183,113)	(129,550)
Net cash used for investing activities	(1,033,474)	(232,966)	(177,194)
Financing Activities
Proceeds from debt	1,216,740	1,875,000	787,400
Payments of debt	(1,269,537)	(1,102,748)	(612,680)
Stock re-purchase	—	(212,176)	(387,787)
Proceeds from exercise of stock options and other benefit plans	4,428	1,983	3,097
Payment of income tax withholding on share-based compensation	(6,844)	(6,658)	(14,565)
Cash dividends ($0.44, $0.36 and $0.28 per share for the years ended December 31, 2017, 2016 and 2015)	(42,218)	(32,430)	(26,963)
Net cash (used for) provided by financing activities	(97,431)	522,971	(251,498)
Effect of changes in currency exchange rates	32,263	(26,436)	(18,868)
(Decrease) increase in cash	(909,831)	714,099	3,284
Cash, cash equivalents and restricted cash, beginning of year	1,143,232	429,133	425,849
Cash, cash equivalents and restricted cash, end of year	$233,401	$1,143,232	$429,133

The accompanying notes are an integral part of these statements.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

In thousands, except share and per share data	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Treasury Stock Shares	Treasury Stock Amount	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total
Balance, December 31, 2014	132,349,534	$1,323	$448,531	(36,075,139)	$(392,262)	$1,909,136	$(159,486)	$1,732	$1,808,974
Cash dividends ($0.28 dividend per share)	—	—	—	—	—	(26,963)	—	—	(26,963)
Proceeds from treasury stock issued from the exercise of stock options and other benefit plans, net of tax	—	—	(2,918)	450,738	4,925	—	—	—	2,007
Stock based compensation	—	—	23,713	—	—	—	—	—	23,713
Net income	—	—	—	—	—	398,628	—	—	398,628
Translation adjustment	—	—	—	—	—	—	(132,899)	—	(132,899)
Unrealized loss on foreign exchange contracts, net of $14 tax	—	—	—	—	—	—	(66)	—	(66)
Unrealized loss on interest rate swap contracts, net of $444 tax	—	—	—	—	—	—	(678)	—	(678)
Change in pension and post-retirement benefit plans, net of $10,279 tax	—	—	—	—	—	—	16,410	—	16,410
Stock re-purchase	—	—	—	(4,889,027)	(387,787)	—	—	—	(387,787)
Balance, December 31, 2015	132,349,534	1,323	469,326	(40,513,428)	(775,124)	2,280,801	(276,719)	1,732	1,701,339
Cash dividends ($0.36 dividend per share)	—	—	—	—	—	(32,430)	—	—	(32,430)
Proceeds from treasury stock issued from the exercise of stock options and other benefit plans, net of tax	—	—	(8,490)	328,245	5,038	—	—	—	(3,452)
Stock based compensation	—	—	17,748	—	—	—	—	—	17,748
Non-controlling interests associated with Faiveley Transport Acquisition	—	—	—	—	—	—	—	760,599	760,599
Net income	—	—	—	—	—	304,887	—	8,517	313,404
Translation adjustment	—	—	—	—	—	—	(93,684)	—	(93,684)
Unrealized loss on foreign exchange contracts, net of $45 tax	—	—	—	—	—	—	(324)	—	(324)
Unrealized gain on interest rate swap contracts, net of $230 tax	—	—	—	—	—	—	354	—	354
Change in pension and post-retirement benefit plans, net of $2,790 tax	—	—	—	—	—	—	(9,232)	—	(9,232)
Stock issued for Faiveley Transport Acquisition	—	—	391,367	6,307,489	143,312	—	—	—	534,679
Stock re-purchase	—	—	—	(3,046,408)	(212,176)	—	—	—	(212,176)
Balance, December 31, 2016	132,349,534	1,323	869,951	(36,924,102)	(838,950)	2,553,258	(379,605)	770,848	2,976,825
Cash dividends ($0.44 dividend per share)	—	—	—	—	—	(42,218)	—	—	(42,218)
Proceeds from treasury stock issued from the exercise of stock options and other benefit plans, net of tax	—	—	(7,361)	608,920	4,945	—	—	—	(2,416)
Stock based compensation	—	—	16,650	—	—	—	—	—	16,650
Acquisition of Faiveley Transport noncontrolling interest	—	—	8,931	—	—	—	—	(751,213)	(742,282)
Net income	—	—	—	—	—	262,261	—	29	262,290
Translation adjustment	—	—	—	—	—	—	326,095	—	326,095
Unrealized gain on foreign exchange contracts, net of $1,763 tax	—	—	—	—	—	—	2,282	—	2,282
Unrealized gain on interest rate swap contracts, net of $1,079 tax	—	—	—	—	—	—	4,689	—	4,689
Change in pension and post-retirement benefit plans, net of $1,300 tax	—	—	—	—	—	—	1,546	—	1,546
Stock issued for Faiveley Transport Acquisition	—	—	18,445	—	6,626	—	—	—	25,071
Balance, December 31, 2017	132,349,534	$1,323	$906,616	(36,315,182)	$(827,379)	$2,773,301	$(44,993)	$19,664	$2,828,532

The accompanying notes are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   BUSINESS

Wabtec is one of the world’s largest providers of value-added, technology-based equipment, systems and services for the global passenger transit and freight rail industries. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on most locomotives, freight cars, passenger transit cars and buses around the world. Our products enhance safety, improve productivity and reduce maintenance costs for customers, and many of our core products and services are essential in the safe and efficient operation of freight rail and passenger transit vehicles. Wabtec is a global company with operations in 31 countries and our products can be found in more than 100 countries throughout the world. In 2017, about 66% of the Company’s revenues came from customers outside the U.S.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation The consolidated financial statements include the accounts of the Company and all subsidiaries that it controls. For consolidated subsidiaries in which the Company’s ownership is less than 100%, the outside shareholders’ interests are shown as noncontrolling interests.  These statements have been prepared in accordance with U.S. generally accepted accounting principles. Sales between subsidiaries are billed at prices consistent with sales to third parties and are eliminated in consolidation.

Cash Equivalents Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

Allowance for Doubtful Accounts The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. The allowance for doubtful accounts was $12.3 million and $7.3 million as of December 31, 2017 and 2016, respectively.

Inventories Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) method. Inventory costs include material, labor and overhead.

Property, Plant and Equipment Property, plant and equipment additions are stated at cost. Expenditures for renewals and improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed as incurred. The Company computes book depreciation principally on the straight-line method. Accelerated depreciation methods are utilized for income tax purposes.

Leasing Arrangements The Company conducts a portion of its operations from leased facilities and finances certain equipment purchases through lease agreements. In those cases in which the lease term approximates the useful life of the leased asset or the lease meets certain other prerequisites, the leasing arrangement is classified as a capital lease. The remaining arrangements are treated as operating leases.

Goodwill and Intangible Assets Goodwill and other intangible assets with indefinite lives are not amortized. Other intangibles (with definite lives) are amortized on a straight-line basis over their estimated economic lives. Amortizable intangible assets are reviewed for impairment when indicators of impairment are present. The Company tests goodwill and indefinite-lived intangible assets for impairment at the reporting unit level and at least annually. The Company performs its annual impairment test during the fourth quarter after the annual forecasting process is completed, and also tests for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Periodically, Management of the Company assesses whether or not an indicator of impairment is present that would necessitate an impairment analysis be performed.

For 2017, the Company opted to proceed directly to the two-step quantitative impairment test for all reporting units with goodwill.  In the first step of the quantitative assessment, our assets and liabilities, including existing goodwill and other intangible assets, are assigned to the identified reporting units to determine the carrying value of the reporting units. The income approach and the market approach are weighted at 50% and 50%, respectively, in arriving at fair value. The discounted cash flow model requires several assumptions including future sales growth, EBIT (earnings before interest and taxes) margins and capital expenditures for the reporting units. The discounted cash flow model also requires the use of a discount rate and a terminal revenue growth rate (the revenue growth rate for the period beyond the years forecasted by the reporting units), as well as projections of future operating margins. The market approach requires several assumptions including EBITDA (earnings before interest, taxes, depreciation and amortization) multiples for comparable companies that operate in the same markets as the Company’s reporting units.  The estimated fair value of all reporting units was substantially in excess of its respective carrying value, which resulted in a conclusion that no impairment existed.

Additionally, the Company proceeded directly to the quantitative impairment test for some trade names with indefinite lives.  The fair value of all trade names subject to the quantitative impairment test exceeded its respective carrying value, resulting in a conclusion that no impairment existed.  For trade names not subject to the quantitative testing, the Company opted to perform a qualitative trade name impairment assessment and determined from the qualitative assessment that it was not more likely than not that the estimated fair values of the trade names were less than their carrying values; therefore, no further analysis was required.  In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a trade name is less than its carrying amount, we assess relevant events and circumstances that may impact the fair value and the carrying amount of the trade name. The identification of relevant events and circumstances and how these may impact a trade name’s fair value or carrying amount involve significant judgments and assumptions. The judgment and assumptions include the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, Wabtec specific events, share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

Warranty Costs Warranty costs are accrued based on Management’s estimates of repair or upgrade costs per unit and historical experience. Warranty expense was $50.4 million, $28.9 million and $35.4 million for 2017, 2016 and 2015, respectively. Accrued warranty was $153.1 million and $139.0 million at December 31, 2017 and 2016, respectively.

Income Taxes Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws. The provision for income taxes includes federal, state and foreign income taxes.

Stock-Based Compensation The Company recognizes compensation expense for stock-based compensation based on the grant date fair value amortized ratably over the requisite service period following the date of grant.

Financial Derivatives and Hedging Activities The Company has entered into foreign currency forward contracts to reduce the impact of changes in currency exchange rates. Foreign currency forward contracts are agreements with a counterparty to exchange two distinct currencies at a set exchange rate for delivery on a set date at some point in the future. There is no exchange of funds until the delivery date. At the delivery date, the Company can either take delivery of the currency or settle on a net basis. For further information regarding the foreign currency forward contracts, see Footnote 17.

To reduce the impact of interest rate changes on a portion of its variable-rate debt, the Company has entered into an interest rate swap agreement with a notional value of $150 million.  As of December 31, 2017, the Company has recorded a current liability of $1.2 million and a corresponding offset in accumulated other comprehensive loss of $0.7 million, net of tax, related to these agreements. For further information regarding the interest rate swap agreement, see Footnote 17.

Foreign Currency Translation Assets and liabilities of foreign subsidiaries, except for the Company’s Mexican operations whose functional currency is the U.S. Dollar, are translated at the rate of exchange in effect on the balance sheet date while income and expenses are translated at the average rates of exchange prevailing during the period. Foreign currency gains and losses resulting from transactions, and the translation of financial statements are recorded in the Company’s consolidated financial statements based upon the provisions of Accounting Standards Codification (“ASC”) 830, “Foreign Currency Matters.” The effects of currency exchange rate changes on intercompany transactions and balances of a long-term investment nature are accumulated and carried as a component of accumulated other comprehensive loss. The effects of currency exchange rate changes on intercompany transactions that are denominated in a currency other than an entity’s functional currency are charged or credited to earnings. Foreign exchange transaction losses recognized in other (expense) income, net were $6.6 million, $4.0 million and $4.7 million for 2017, 2016 and 2015, respectively.

Noncontrolling Interests In accordance with ASC 810, the Company has classified noncontrolling interests as equity on our condensed consolidated balance sheets as of December 31, 2017 and 2016. Net income attributable to noncontrolling interests was $8.5 million for the year ended December 31, 2016. Net income attributable to noncontrolling interest was not material for the years ended December 31, 2017 and 2015.  Other comprehensive income attributable to noncontrolling interests for the years ended December 31, 2017, 2016 and 2015 was not material.

Revenue Recognition Revenue is recognized in accordance with ASC 605 “Revenue Recognition,”  The Company recognizes revenue when the following criteria are met: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred; 3) an established sales price has been set with the customer; 4) collection of the sale revenue from the customer is reasonably assured; and 5) no contingencies exist.  Delivery is considered to have occurred when the customer assumes the risk and rewards of ownership.  The Company estimates and records provisions for quantity rebates and sales returns and allowances as an offset to revenue in the same period the related revenue is recognized, based upon its experience.  These items are included as a reduction in deriving net sales.

In general, the Company recognizes revenues on long-term contracts based on the percentage of completion method of accounting. The units-of-delivery method or other input-based or output-based measures, as appropriate, are used to measure the progress toward completion of individual contracts. Contract revenues and cost estimates are reviewed and revised quarterly at a minimum and adjustments are reflected in the accounting period as such amounts are determined. Provisions are made currently for estimated losses on uncompleted contracts. Unbilled accounts receivables were $366.2 million and $274.9 million, customer deposits were $369.7 million and $256.6 million, and provisions for loss contracts were $94.0 million and $60.5 million at December 31, 2017 and 2016, respectively.

Certain pre-production costs relating to long-term production and supply contracts have been deferred and will be recognized over the life of the contracts. Deferred pre-production costs were $20.2 million and $29.4 million at December 31, 2017 and 2016, respectively.

Significant Customers and Concentrations of Credit Risk The Company’s trade receivables are from rail and transit industry original equipment manufacturers, Class I railroads, railroad carriers and commercial companies that utilize rail cars in their operations, such as utility and chemical companies. No one customer accounted for more than 10% of the Company’s consolidated net sales in 2017, 2016 or 2015.

Shipping and Handling Fees and Costs All fees billed to the customer for shipping and handling are classified as a component of net revenues. All costs associated with shipping and handling are classified as a component of cost of sales.

Research and Development Research and development costs are charged to expense as incurred. For the years ended December 31, 2017, 2016 and 2015, the Company incurred costs of approximately $95.2 million, $71.4 million, and $71.2 million, respectively.

Earnings Per Share Basic and diluted earnings per common share is computed in accordance with ASC 260 “Earnings Per Share.” Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and included in the computation of earnings per share pursuant to the two-class method included in ASC 260-10-55. (See Note 11 “Earnings Per Share” included herein)

Reclassifications Certain prior year amounts have been reclassified, where necessary, to conform to the current year presentation.  Refer to Recently Adopted Accounting Pronouncements below.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from the estimates. On an ongoing basis, Management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Recently Issued Accounting Pronouncements In February 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-02 “Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”.  The amendments in this update address certain stranded income tax effects in accumulated other comprehensive income (“AOCI”) resulting from the Tax Cuts and Jobs Act (“TCJA”).  Current guidance requires the effect of a change in tax laws or rates on deferred tax balances to be reported in income from continuing operations in the accounting period that includes the period of enactment, even if the related income tax effects were originally charged or credited directly to AOCI.  The amount of the reclassification would include the effect of the change in the U.S. federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances, if any, at the date of the enactment of TCJA related to items in AOCI.  The updated guidance is effective for reporting periods beginning after December 15, 2018 and is to be applied retrospectively to each period in which the effect of the TCJA related to items remaining in AOCI are recognized or at the beginning of the period of adoption.  Early adoption is permitted.  The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04 “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The amendments in this update eliminate the requirement to perform Step 2 of the goodwill impairment test. Instead, an entity should perform a goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value up to the carrying amount of the goodwill. The ASU is effective for public companies in the fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The impact of adopting this guidance could result in a change in the overall conclusion as to whether or not a reporting units’ goodwill is impaired and the amount of an impairment charge recognized in the event a reporting units’ carrying value exceeds its fair value. All of the Company’s reporting units had fair values that were greater than the carrying value as of the Company’s last quantitative goodwill impairment test, which was performed as of October 1, 2017.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 814)” which requires lessees to recognize a right of use asset and lease liability on the balance sheet for all leases with terms longer than 12 months. For leases with terms less than 12 months, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize a right of use asset and lease liability. The ASU is effective for public companies in the fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting this guidance on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-9, “Revenue from Contract with Customers.”  The ASU will supersede most of the existing revenue recognition requirements in U.S. GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer.  The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  The Board voted to propose that the standard would take effect for reporting periods beginning after December 15, 2017 and that early adoption would be allowed as of the original effective date. The impact to results is not anticipated to be material because the analysis of the Company’s current long-term contracts under the new revenue recognition standard supports the recognition of revenue over time under the cost-to-cost method for substantially all of our long-term contracts, which is consistent with our current revenue recognition model. The Company plans to adopt this accounting standard update using the modified retrospective method, with the cumulative effect of initially applying this update recognized in the first reporting period of 2018. The Company has evaluated new disclosure requirements and is implementing appropriate changes to its business processes and controls to support disclosure under the new guidance.

Recently Adopted Accounting Pronouncements In March 2017, the FASB issued ASU No. 2017-07 “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”. The amendments in this update require the service cost component of net benefit costs to be reported in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit costs are required to be presented in the income statement separately from the service cost component and outside income from operations. This update also allows the service cost component to be eligible for capitalization when applicable. In accordance with this update, the Company began recognizing the interest expense component of net periodic benefit cost in interest expense in the income statement and the expected return on plan assets, net amortization/deferrals, and curtailments in other income (expense), net in the income statement. This update has been adopted by the Company and applied retrospectively for presentation of the service cost component and other components of net benefit costs in accordance with the ASU. The impact of adoption resulted in increases of $0.6 million, $9.2 million and $9.8 million to selling, general, and administrative expense, interest expense, net and other income, net, respectively, in the income statement for the year ended December 31, 2017. The impact of adoption resulted in increases of $1.8 million, $7.7 million and $9.5 million to selling, general, and administrative expense, interest expense, net and other income, net, respectively, in the income statement for the year ended December 31, 2016. The impact of adoption resulted in a decrease of $1.3 million, an increase of $10.4 million and an increase of $9.1 million to selling, general, and administrative expense, interest expense, net and other income, net, respectively, in the income statement for the year ended December 31, 2015. Also, the capitalization of the service cost component of net benefit cost will be adopted prospectively in accordance with the ASU.

In November 2016, the FASB issued ASU No. 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash”. The amendments in this update require a statement of cash flows to explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The requirements of this update have been adopted by the Company and applied retrospectively. As a result restricted cash related to the acquisition of Faiveley Transport is included in the change in cash for the years ended December 31, 2017, 2016 and 2015.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. The ASU simplifies several aspects for the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU became effective for public companies during interim and annual reporting periods beginning after December 15, 2016. In accordance with this update, the Company began recognizing all excess tax deficiencies and tax benefits from share-based payment awards as a benefit or expense to income tax in the income statement. This update has been adopted prospectively in accordance with the ASU and the impact of adoption on the income statement was not material. Additionally, in accordance with this update, the Company began classifying excess income tax benefits from exercise of stock options as an operating activity on the consolidated statement of cash flows. The Company elected to adopt this amendment retrospectively and the impact of the adoption on operating and financing cash flows was not material.

3.   ACQUISITIONS

Faiveley Transport

On November 30, 2016, the Company acquired majority ownership of Faiveley Transport S.A. (“Faiveley Transport”) under the terms of a Share Purchase Agreement (“Share Purchase Agreement”). Faiveley Transport is a leading global provider of value-added, integrated systems and services for the railway industry with annual sales of about $1.2 billion and more than 5,700 employees in 24 countries. Faiveley Transport supplies railway manufacturers, operators and maintenance providers with a range of value-added, technology-based systems and services in Energy & Comfort (air conditioning, power collectors and converters, and passenger information), Access & Mobility (passenger access systems and platform doors), and Brakes and Safety (braking systems and couplers). The transaction was structured as a step acquisition as follows:

•
On November 30, 2016, the Company acquired majority ownership of Faiveley Transport, after completing the purchase of the Faiveley family’s ownership interest under the terms of the Share Purchase Agreement, which directed the Company to pay €100 per share of Faiveley Transport, payable between 25% and 45% in cash at the election of those shareholders and the remainder payable in Wabtec stock.  The Faiveley family’s ownership interest acquired by the Company represented approximately 51% of outstanding share capital and approximately 49% of the outstanding voting shares of Faiveley Transport. Upon completion of the share purchase under the Share Purchase Agreement, Wabtec commenced a tender offer for the remaining publicly traded Faiveley Transport shares. The public shareholders had the option to elect to receive €100 per share in cash or 1.1538 shares of Wabtec common stock per share of Faiveley Transport. The common stock portion of the consideration was subject to a cap on issuance of Wabtec common shares that was equivalent to the rates of cash and stock elected by the 51% owners.

•
On February 3, 2017, the initial cash tender offer was closed, which resulted in the Company acquiring approximately 27% of additional outstanding share capital and voting rights of Faiveley Transport for approximately $411.8 million in cash and $25.2 million in Wabtec stock.  After the initial cash tender offer, the Company owned approximately 78% of outstanding share capital and 76% of voting rights.

•
On March 6, 2017, the final cash tender offer was closed, which resulted in the Company acquiring approximately 21% of additional outstanding share capital and 22% of additional outstanding voting rights of Faiveley Transport for approximately $303.2 million in cash and $0.3 million in Wabtec stock. After the final cash tender offer, the Company owned approximately 99% of the share capital and 98% of the voting rights of Faiveley Transport.

•
On March 21, 2017, a mandatory squeeze-out procedure was finalized, which resulted in the Company acquiring the Faiveley Transport shares not tendered in the offers for approximately $17.5 million in cash.  This resulted in the Company owning 100% of the share capital and voting rights of Faiveley Transport.

As of November 30, 2016, the date the Company acquired 51% of the share capital and 49% of the voting interest in Faiveley Transport, Faiveley Transport was consolidated under the variable interest entity model as the Company concluded that it was the primary beneficiary of Faiveley Transport as it then possessed the power to direct the activities of Faiveley Transport that most significantly impact its economic performance and it then possessed the obligation and right to absorb losses and benefits from Faiveley Transport.

The purchase price paid for 100% ownership of Faiveley Transport was $1,507 million.  The $744.7 million included as deposits in escrow on the consolidated balance sheet at December 31, 2016 was cash designated for use as consideration for the tender offers.

The fair values of the assets acquired and liabilities assumed were determined using the income, cost and market approaches. The fair value measurements were primarily based on significant inputs that are not observable in the market and are considered Level 3. The December 31, 2016 consolidated balance sheet includes the assets and liabilities of Faiveley Transport, which have been measured at fair value. The fair value of the noncontrolling interest was preliminarily determined using the market price of Faiveley Transport’s publicly traded common stock multiplied by the number of publicly traded common shares outstanding at the acquisition date and is considered Level 1. The acquisition of the noncontrolling interest during the three months ended March 31, 2017 resulted in a $8.9 million increase to additional paid-in capital on the consolidated balance sheet which represents the difference in consideration paid to acquire the noncontrolling interest and the carrying value of noncontrolling interest at acquisition.

The following table summarizes the final fair values of the Faiveley Transport assets acquired and liabilities assumed.

In thousands
Assets acquired
Cash and cash equivalents	$178,318
Accounts receivable	439,631
Inventories	205,649
Other current assets	70,930
Property, plant, and equipment	148,746
Goodwill	1,262,350
Trade names	346,328
Customer Relationships	233,529
Patents	1,201
Other noncurrent assets	184,564
Total assets acquired	3,071,246
Liabilities assumed
Current liabilities	819,493
Debt	409,899
Other noncurrent liabilities	335,039
Total liabilities assumed	1,564,431
Net assets acquired	$1,506,815

During the twelve months ended December 31, 2017, the estimated fair values for customer relationships and current liabilities were adjusted by $21.8 million and $65.3 million, respectively, for changes to initial estimates based on information that existed at the date of acquisition. Additionally, the estimated fair values for accounts receivable and current liabilities were adjusted by $2.8 million and $36.2 million, respectively, to correct errors in the preliminary estimated fair values of the Faiveley Transport assets acquired and liabilities assumed. Other noncurrent assets were adjusted by $30.0 million to record the deferred tax impact of these adjustments. As a result of these adjustments and other immaterial adjustments related to changes to initial estimates based on information that existed at the date of acquisition, goodwill increased by $74.1 million. Accounts receivable and current liabilities were adjusted by $64.3 million to correct an error in the preliminary estimated fair values of Faiveley Transport assets and liabilities assumed related to a factoring arrangement with recourse.

Substantially all of the accounts receivable acquired are expected to be collectible.  Included in current liabilities is $25.9 million of accrued compensation for acquired share-based stock plans that are obligated to be settled in cash. Contingent liabilities assumed as part of the transaction were not material. These contingent liabilities are related to environmental, legal and tax matters. Contingent liabilities are recorded at fair value in purchase accounting, aside from those pertaining to uncertainty in income taxes which are an exception to the fair value basis of accounting.

Goodwill was calculated as the difference between the acquisition date fair value of the consideration transferred and the fair value of the net assets acquired, and represents the future economic benefits, including synergies and assembled workforce, that we expect to achieve as a result of the acquisition.  Purchased goodwill is not deductible for tax purposes.  The goodwill allocated to the Freight segment is $72.0 million and the goodwill allocated to the Transit segment is $1,190.4 million.

Other Acquisitions

The Company made the following acquisitions operating as a business unit or component of a business unit in the Freight Segment:

•
On December 4, 2017, the Company acquired Melett Limited (“Melett”), a leader in the design, manufacture, and supply of high-quality turbochargers and replacement parts to the turbocharger aftermarket, for a purchase price of approximately $74.0 million, net of cash acquired, resulting in preliminary goodwill of $22.5 million, none of which will be deductible for tax purposes.

•
On April 5, 2017, the Company acquired Thermal Transfer Corporation (“TTC”), a leading provider of heat transfer solutions for industrial applications, for a purchase price of approximately $32.5 million, net of cash acquired, resulting in preliminary goodwill of $16.3 million, all of which will be deductible for tax purposes.

•
On March 13, 2017, the Company acquired Aero Transportation Products (“ATP”), a manufacturer of engineered covering systems for hopper freight cars, for a purchase price of approximately $65.3 million, net of cash acquired, resulting in preliminary goodwill of $29.0 million, all of which will be deductible for tax purposes.

•
On December 14, 2016, the Company acquired Workhorse Rail LLC (“Workhorse”), a supplier of engineered freight car components, mainly for the aftermarket for a purchase price of approximately $43.8 million, net of cash acquired, resulting in goodwill of $22.3 million, 38% of which will be deductible for tax purposes.

•
On November 17, 2016, the Company acquired the assets of Precision Turbo & Engine (“Precision Turbo”), a designer and manufacturer of high-performance, aftermarket turbochargers, wastegates, and heat exchangers for the automotive performance market for a purchase price of approximately $13.9 million, net of cash acquired, resulting in goodwill of $4.2 million, all of which will be deductible for tax purposes.

•
On May 5, 2016, the Company acquired the assets of Unitrac Railroad Materials (“Unitrac”), a leading designer and manufacturer of railroad products and track work services for a purchase price of approximately $14.8 million, net of cash acquired, resulting in goodwill of $2.4 million, all of which will be deductible for tax purposes.

For the Melett, TTC, and ATP acquisitions, the following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of the acquisitions.  For the Workhorse, Precision Turbo, and Unitrac acquisitions, the following table summarizes the final fair value of assets acquired and liabilities assumed at the date of acquisition.

	Melett	TTC	ATP	Workhorse	Precision Turbo	Unitrac
In thousands	December 4, 2017	April 5, 2017	March 13, 2017	December 14, 2016	November 17, 2016	May 5, 2016
Current assets	$21,068	$3,746	$11,666	$9,137	$4,145	$11,476
Property, plant & equipment	5,917	5,909	5,354	—	1,317	1,768
Goodwill	22,501	16,309	29,034	22,273	4,248	2,442
Other intangible assets	39,259	12,300	25,000	21,500	5,200	1,230
Total assets acquired	88,745	38,264	71,054	52,910	14,910	16,916
Total liabilities assumed	(14,789)	(5,753)	(5,800)	(9,083)	(1,057)	(2,145)
Net assets acquired	$73,956	$32,511	$65,254	$43,827	$13,853	$14,771

The Company made the following acquisitions operating as a business unit or component of a business unit in the Transit Segment:

•
On October 2, 2017, the Company acquired AM General Contractor (“AM General”), a manufacturer of safety systems, mainly for transit rail cars for a purchase price of approximately $10.4 million, net of cash acquired, resulting in preliminary goodwill of $12.9 million, none of which will be deductible for tax purposes.

•
On August 1, 2016, the Company acquired Gerken Group S.A. (“Gerken”), a manufacturer of specialty carbon and graphite products for rail and other industrial applications, for a purchase price of approximately $62.8 million, net of cash acquired, resulting in goodwill of $17.5 million, none of which will be deductible for tax purposes.

For the AM General acquisition, the following table summarizes the preliminary estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.  For the Gerken acquisition, the following table summarizes the final fair value of the assets acquired and liabilities assumed at the date of the acquisition.

	AM General	Gerken
In thousands	October 2, 2017	August 1, 2016
Current assets	$6,611	$32,706
Property, plant & equipment	4,140	7,667
Goodwill	12,943	17,470
Other intangible assets	12,097	30,560
Other assets	—	1,706
Total assets acquired	35,791	90,109
Total liabilities assumed	(25,375)	(27,262)
Net assets acquired	$10,416	$62,847

The acquisitions listed above include escrow deposits of $44.4 million, which may be released to the Company for indemnity and other claims in accordance with the purchase and escrow agreements.

The total goodwill and other intangible assets for acquisitions listed in the tables above was $2,117.8 million, of which $1,389.6 million and $728.2 million was related to goodwill and other intangible assets, respectively.  Of the allocation of $728.2 million of acquired intangible assets, $380.9 million was assigned to trade names, $336.9 million was assigned to customer relationships, and $5.0 million was assigned to intellectual property. The trade names are considered to have an indefinite useful life while the intellectual property and customer relationships’ useful life is 20 years.

The Company also made smaller acquisitions not listed above which are individually and collectively immaterial.

The following unaudited pro forma financial information presents income statement results as if the acquisitions listed above had occurred January 1, 2016:

	For the year ended December 31,
In thousands	2017	2016
Net sales	$3,946,244	$4,212,617
Gross profit	1,095,101	1,275,835
Net income attributable to Wabtec shareholders	271,783	349,852
Diluted earnings per share
As Reported	$2.72	$3.34
Pro forma	$2.82	$3.83

The historical consolidated financial information of the Company and the acquisitions detailed above have been adjusted in the pro forma information to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results.  Pro forma data may not be indicative of the results that would have been obtained had these acquisitions occurred at the beginning of the periods presented, nor is it intended to be a projection of future results.

4.   SUPPLEMENTAL CASH FLOW DISCLOSURES

	Year Ended December 31,
	2017	2016	2015
In thousands
Interest paid during the year	$75,317	$30,211	$19,372
Income taxes paid during the year, net of amount refunded	$89,379	$121,563	$147,958
Business acquisitions:
Fair value of assets acquired	452,209	3,118,420	156,020
Liabilities assumed	207,788	1,453,382	20,789
Non-controlling interest (acquired) assumed	(761,786)	760,343	—
Stock and cash paid	1,006,207	904,695	135,231
Less: Cash acquired	35,408	186,903	5,681
Stock used for acquisition	25,500	534,679	—
Net cash paid	$945,299	$183,113	$129,550

5.   INVENTORIES

The components of inventory, net of reserves, were:

	December 31,
In thousands	2017	2016
Raw materials	$378,481	$331,465
Work-in-progress	167,390	145,462
Finished goods	196,763	181,583
Total inventories	$742,634	$658,510

6.   PROPERTY, PLANT & EQUIPMENT

The major classes of depreciable assets are as follows:

	December 31,
In thousands	2017	2016
Machinery and equipment	$728,257	$645,354
Buildings and improvements	259,561	225,307
Land and improvements	38,228	41,569
Property, plant and equipment	1,026,046	912,230
Less: accumulated depreciation	(452,074)	(393,854)
Total	$573,972	$518,376

The estimated useful lives of property, plant and equipment are as follows:

Years
Land improvements	10 to 20
Building and improvements	20 to 40
Machinery and equipment	3 to 15

Depreciation expense was $66.7 million, $47.1 million, and $43.1 million for 2017, 2016 and 2015, respectively.

7.   INTANGIBLES

Goodwill and other intangible assets with indefinite lives are not amortized. Other intangibles with definite lives are amortized on a straight-line basis over their estimated economic lives. Goodwill and indefinite lived intangible assets are reviewed annually during the fourth quarter for impairment (See Note 2 “Summary of Significant Accounting Policies” included herein). Goodwill and indefinite live intangible assets were not impaired at December 31, 2017 and 2016.

The change in the carrying amount of goodwill by segment for the year ended December 31, 2017 is as follows:

In thousands	Freight Segment	Transit Segment	Total
Balance at December 31, 2016	$550,902	$1,527,863	$2,078,765
Additions	152,096	34,391	186,487
Foreign currency impact	15,960	178,891	194,851
Balance at December 31, 2017	$718,958	$1,741,145	$2,460,103

As of December 31, 2017 and 2016, the Company’s trade names had a net carrying amount of $603.4 million and $510.5 million, respectively, and the Company believes these intangibles have indefinite lives. Intangible assets of the Company, other than goodwill and trade names, consist of the following:

	December 31,
In thousands	2017	2016
Patents, non-compete and other intangibles, net of accumulated amortization of $43,021 and $40,638	$17,554	$15,360
Customer relationships, net of accumulated amortization of $126,824 and $87,334	583,459	528,068
Total	$601,013	$543,428

The remaining weighted average useful lives of patents, customer relationships and intellectual property were 10 years, 17 years and 15 years respectively. Amortization expense for intangible assets was $36.5 million, $22.7 million, and $21.7 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Estimated amortization expense for the five succeeding years is as follows (in thousands):

2018	$38,059
2019	36,076
2020	34,050
2021	33,777
2022	33,489

8.   LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
In thousands	2017	2016
3.45% Senior Notes due 2026, net of unamortized debt issuance costs of $2,345 and $2,526	$747,655	$747,474
4.375% Senior Notes due 2023, net of unamortized discount and debt issuance costs of $1,433 and $1,690	248,567	248,310
Revolving Credit Facility and Term Loan, net of unamortized debt issuance costs of $2,451 and $3,850	853,124	796,150
Schuldschein Loan	11,998	98,671
Other Borrowings	6,860	1,153
Capital Leases	2,324	1,018
Total	1,870,528	1,892,776
Less - current portion	47,225	129,809
Long-term portion	$1,823,303	$1,762,967

Wabtec’s acquisition of the controlling stake of Faiveley Transport triggered the early repayment of a syndicated loan and the mandatory offer to investors to repay the US and Schuldschein private placements.  Both the syndicated loan and US private placements were repaid in full in December 2016.

3.45% Senior Notes Due November 2026

In October 2016, the Company issued $750.0 million of Senior Notes due in 2026 (the “2016 Notes”).  The 2016 Notes were issued at 99.965% of face value.  Interest on the 2016 Notes accrues at a rate of 3.45% per annum and is payable semi-annually on May 15 and November 15 of each year.  The proceeds were used to finance the cash portion of the Faiveley Transport acquisition, refinance Faiveley Transport’s indebtedness, and for general corporate purposes.  The principal balance is due in full at maturity.  The Company incurred $2.7 million of deferred financing costs related to the issuance of the 2016 Notes.

The 2016 Notes are senior unsecured obligations of the Company and rank pari passu with all existing and future senior debt and senior to all existing and future subordinated indebtedness of the Company. The indenture under which the 2016 Notes were issued contains covenants and restrictions which limit among other things, the following: the incurrence of indebtedness, payment of dividends and certain distributions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

The Company is in compliance with the restrictions and covenants in the indenture under which the 2016 Notes were issued and expects that these restrictions and covenants will not be any type of limiting factor in executing our operating activities.

4.375% Senior Notes Due August 2023

In August 2013, the Company issued $250.0 million of Senior Notes due in 2023 (the “2013 Notes”).  The 2013 Notes were issued at 99.879% of face value.  Interest on the 2013 Notes accrues at a rate of 4.375% per annum and is payable semi-annually on February 15 and August 15 of each year.  The proceeds were used to repay debt outstanding under the Company’s existing credit agreement, and for general corporate purposes.  The principal balance is due in full at maturity.  The Company incurred $2.6 million of deferred financing costs related to the issuance of the 2013 Notes.

The 2013 Notes are senior unsecured obligations of the Company and rank pari passu with all existing and future senior debt and senior to all existing and future subordinated indebtedness of the Company. The indenture under which the 2013 Notes were issued contains covenants and restrictions which limit among other things, the following: the incurrence of indebtedness, payment of dividends and certain distributions, sale of assets, change in control, mergers and consolidations and the incurrence of liens.

The Company is in compliance with the restrictions and covenants in the indenture under which the 2013 Notes were issued and expects that these restrictions and covenants will not be any type of limiting factor in executing our operating activities.

2018 Refinancing Credit Agreement

On June 8, 2018, the Company entered into a credit agreement (the “2018 Refinancing Credit Agreement”), which replaced the Company’s then-existing “2016 Refinancing Credit Agreement.” As part of the 2018 Refinancing Credit Agreement, the Company entered into (i) a $1.2 billion revolving credit facility (the “Revolving Credit Facility”), which replaced the Company’s revolving credit facility under the 2016 Refinancing Credit Agreement, and includes a letter of credit sub-facility of up to $450.0 million and a swing line sub-facility of $75.0 million, (ii) a $350.0 million term loan (the “Refinancing Term Loan”), which refinanced the term loan under the 2016 Refinancing Credit Agreement, and (iii) a new $400.0 million delayed draw term loan (the “Delayed Draw Term Loan”). The 2018 Refinancing Credit Agreement also provides for a bridge loan facility (the “Bridge Loan Facility”) in an amount not to exceed $2.5 billion, such facility to become effective at the Company’s request. Commitments in respect of the Bridge Loan Facility will be reduced by any alternative financing (including any other loans or any long-term notes) that the Company arranges prior to the Direct Sale, subject to customary exceptions. In addition, the 2018 Refinancing Credit Agreement contains an uncommitted accordion feature allowing the Company to request, in an aggregate amount not to exceed $600.0 million, increases to the borrowing commitments under the Revolving Credit Facility or a new incremental term loan commitment.

The Revolving Credit Facility matures on June 8, 2023 and is unsecured. The Refinancing Term Loan matures on June 8, 2021 and is unsecured. The Delayed Draw Term Loan matures on the third anniversary of the date on which it is borrowed and is unsecured. The Bridge Loan Facility, if used, will mature on the date set forth in the definitive documentation for the Bridge Loan Facility and is unsecured. The applicable interest rate for borrowings under the 2018 Refinancing Credit Agreement includes interest rate spreads based on the lower of the pricing corresponding to (i) the Company’s ratio of total debt (less unrestricted cash up to $300.0 million) to EBITDA (“Leverage Ratio”) or (ii) the Company’s public rating, in each case that range between 1.000% and 1.875% for LIBOR/CDOR-based borrowings and 0.000% and 0.875% for Alternate Base Rate based borrowings. The obligations of the Company under the 2018 Refinancing Credit Agreement have been guaranteed by certain of the Company’s subsidiaries.

The 2018 Refinancing Credit Agreement contains customary representations and warranties by the Company and its subsidiaries, including customary use of materiality, material adverse effect, and knowledge qualifiers. The Company and its subsidiaries are also subject to (i) customary affirmative covenants that impose certain reporting obligations on the Company and its subsidiaries and (ii) customary negative covenants, including limitations on: indebtedness; liens; restricted payments; fundamental changes; business activities; transactions with affiliates; restrictive agreements; changes in fiscal year; and use of proceeds. In addition, the Company is required to maintain (i) an Interest Coverage ratio at least 3.00 to 1.00 over each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter and (ii) a Leverage Ratio, calculated as of the last day of a fiscal quarter for a period of four consecutive fiscal quarters, of 3.25 to 1.00 or less; provided that, in the event the Company completes the Direct Sale and the Merger or any other material acquisition in which the cash consideration paid exceeds $500.0 million, the maximum Leverage Ratio permitted will be (x) 3.75 to 1.00 at the end of the fiscal quarter in which such acquisition is consummated and each of the three fiscal quarters immediately following such fiscal quarter and (y) 3.50 to 1.00 at the end of each of the fourth and fifth full fiscal quarters after the consummation of such acquisition. The Company is in compliance with the restrictions and covenants of the 2018 Refinancing Credit Agreement and does not expect that these measurements will limit the Company in executing its operating activities.

2016 Refinancing Credit Agreement

On June 22, 2016, the Company amended its existing revolving credit facility with a consortium of commercial banks. This “2016 Refinancing Credit Agreement” provides the Company with a $1.2 billion, 5 year revolving credit facility and a $400.0 million delayed draw term loan (the “Term Loan”). The Company incurred approximately $3.3 million of deferred financing cost related to the 2016 Refinancing Credit Agreement. The facility expires on June 22, 2021. The 2016 Refinancing Credit Agreement borrowings bear variable interest rates indexed as described below.   At December 31, 2017, the Company had available bank borrowing capacity, net of $35.4 million of letters of credit, of approximately $679.0 million, subject to certain financial covenant restrictions.

The Term Loan was drawn on November 25, 2016.  The Company incurred a 10 basis point commitment fee from June 22, 2016 until the initial draw on November 25, 2016.

Under the 2016 Refinancing Credit Agreement, the Company may elect a Base Rate of interest for U.S. Dollar denominated loans or, for certain currencies, an interest rate based on the London Interbank Offered Rate (“LIBOR”) of interest, or other rates appropriate for such currencies (in any case, “the Alternate Rate”). The Base Rate adjusts on a daily basis and is the greater of the Federal Funds Effective Rate plus 0.50% per annum, the PNC, N.A. prime rate or the Daily LIBOR Rate plus 100 basis points, plus a margin that ranges from 0 to 75 basis points. The Alternate Rate is based on the quoted rates specific to the applicable currency, plus a margin that ranges from 75 to 175 basis points. Both the Base Rate and Alternate Rate margins are dependent on the Company’s consolidated total indebtedness to EBITDA ratios. The initial Base Rate margin is 0 basis points and the Alternate Rate margin is 175 basis points.

At December 31, 2017, the weighted average interest rate on the Company’s variable rate debt was 2.92%.  On January 12, 2012, the Company entered into a forward starting interest rate swap agreement with a notional value of $150.0 million. The effective date of the interest rate swap agreement is July 31, 2013, and the termination date was November 7, 2016. The impact of the interest rate swap agreement converted a portion of the Company’s outstanding debt from a variable rate to a fixed-rate borrowing. During the term of the interest rate swap agreement the interest rate on the notional value was fixed at 1.415% plus the Alternate Rate margin. On June 5, 2014, the Company entered into a forward starting interest rate swap agreement with a notional value of $150.0 million.  The effective date of the interest rate swap agreement is November 7, 2016, and the termination date is December 19, 2018.  The impact of the interest rate swap agreement converts a portion of the Company’s outstanding debt from a variable rate to a fixed-rate borrowing.  During the term of the interest rate swap agreement the interest rate on the notional value will be fixed at 2.56% plus the Alternate Rate margin.  As for these agreements, the Company is exposed to credit risk in the event of nonperformance by the counterparties.  However, since only the cash interest payments are exchanged, exposure is significantly less than the notional amount.  The counterparties are large financial institutions with excellent credit ratings and history of performance.  The Company currently believes the risk of nonperformance is negligible.

The 2016 Refinancing Credit Agreement limits the Company’s ability to declare or pay cash dividends and prohibits the Company from declaring or making other distributions, subject to certain exceptions. The 2016 Refinancing Credit Agreement contains various other covenants and restrictions including the following limitations: incurrence of additional indebtedness; mergers, consolidations, sales of assets and acquisitions; additional liens; sale and leasebacks; permissible investments, loans and advances; certain debt payments; and imposes a minimum interest expense coverage ratio of 3.0 and a maximum debt to EBITDA ratio of 3.25. The Company is in compliance with the restrictions and covenants of the 2016 Refinancing Credit Agreement and does not expect that these measurements will limit the Company in executing our operating activities.

Schuldschein Loan, Due 2016

In conjunction with the acquisition of Faiveley Transport, Wabtec acquired $137.2 million of a Schuldshein private placement loan which was originally issued by Faiveley Transport on March 5, 2014 in Germany, in which approximately 20 international investors participated. This loan is denominated in euros.  Subsequent to the acquisition of Faiveley Transport, the Company repaid $125.3 million of the outstanding Schuldschein loan.  The remaining balance of $12.0 million as of December 31, 2017 matures on March 5, 2024 and bears a fixed rate of 4.00%.

Debt and Capital Leases

Scheduled principal repayments of debt and capital lease balances as of December 31, 2017 are as follows:

2018	$47,225
2019	330,901
2020	559
2021	483,379
2022	208
Future years	1,008,256
Total	$1,870,528

9.   EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans

The Company sponsors defined benefit pension plans that cover certain U.S., Canadian, German, and United Kingdom employees and which provide benefits of stated amounts for each year of service of the employee. The Company uses a December 31 measurement date for the plans.

The following tables provide information regarding the Company’s defined benefit pension plans summarized by U.S. and international components.

Obligations and Funded Status

	U.S.		International
In thousands	2017	2016	2017	2016
Change in projected benefit obligation
Obligation at beginning of year	$(45,512)	$(46,120)	$(319,551)	$(195,311)
Opening balance sheet adjustment	—	—	(5,321)	—
Service cost	(344)	(337)	(2,740)	(1,379)
Interest cost	(1,422)	(1,475)	(7,310)	(5,774)
Employee contributions	—	—	(880)	(195)
Plan curtailments and amendments	—	—	4,153	2,061
Benefits paid	3,079	3,893	12,906	9,427
Acquisition	—	—	—	(114,242)
Actuarial gain (loss)	(14)	(1,473)	(3,009)	(33,330)
Effect of currency rate changes	—	—	(31,265)	19,192
Obligation at end of year	$(44,213)	$(45,512)	$(353,017)	$(319,551)
Change in plan assets
Fair value of plan assets at beginning of year	$35,802	$37,640	$241,283	$168,069
Opening balance sheet adjustment	—	—	2,058	—
Actual return on plan assets	4,223	2,055	19,102	20,066
Employer contributions	486	—	13,479	6,933
Employee contributions	—	—	880	195
Benefits paid	(3,079)	(3,893)	(12,905)	(9,427)
Acquisition	—	—	—	70,519
Settlements			(4,523)
Effect of currency rate changes	—	—	22,228	(15,072)
Fair value of plan assets at end of year	$37,432	$35,802	$281,602	$241,283
Funded status
Fair value of plan assets	$37,432	$35,802	$281,602	$241,283
Benefit obligations	(44,213)	(45,512)	(353,017)	(319,551)
Funded status	$(6,781)	$(9,710)	$(71,415)	$(78,268)
Amounts recognized in the statement of financial position consist of:
Noncurrent assets	$—	$—	$10,577	$7,130
Current liabilities	—	—	(2,158)	(2,042)
Noncurrent liabilities	(6,781)	(9,710)	(79,834)	(83,356)
Net amount recognized	$(6,781)	$(9,710)	$(71,415)	$(78,268)
Amounts recognized in accumulated other comprehensive income (loss) consist of:
Prior service cost	(6)	(8)	(32)	(56)
Net actuarial loss	(20,418)	(23,884)	(54,043)	(56,411)
Net amount recognized	$(20,424)	$(23,892)	$(54,075)	$(56,467)

The aggregate accumulated benefit obligation for the U.S. pension plans was $43.3 million and $44.5 million as of December 31, 2017 and 2016, respectively. The aggregate accumulated benefit obligation for the international pension plans was $344.3 million and $312.2 million as of December 31, 2017 and 2016, respectively.

	U.S.		International
In thousands	2017	2016	2017	2016
Information for pension plans with accumulated benefit obligations in excess of Plan assets:
Projected benefit obligation	$(44,213)	$(45,512)	$(282,077)	$(255,682)
Accumulated benefit obligation	(43,340)	(44,530)	(274,557)	(249,729)
Fair value of plan assets	37,432	35,802	200,218	170,367
Information for pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$(44,213)	$(45,512)	$(283,106)	$(256,530)
Fair value of plan assets	37,432	35,802	201,115	171,133

Components of Net Periodic Benefit Costs

	U.S.			International
In thousands	2017	2016	2015	2017	2016	2015
Service cost	$344	$337	$381	$2,740	$1,379	$2,015
Interest cost	1,422	1,475	1,914	7,310	5,774	7,091
Expected return on plan assets	(1,731)	(2,076)	(2,168)	(12,412)	(9,971)	(9,591)
Amortization of initial net obligation and prior service cost	3	3	3	27	61	212
Amortization of net loss	989	914	1,062	2,846	1,818	2,379
Settlement and curtailment losses recognized	—	—	—	768	218	—
Net periodic benefit cost	$1,027	$653	$1,192	$1,279	$(721)	$2,106

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income during 2017 are as follows:

In thousands	U.S.	International
Net gain (loss) arising during the year	$2,477	$3,683
Effect of exchange rates	—	(4,945)
Amortization, settlement, or curtailment recognition of net transition obligation	—	768
Amortization or curtailment recognition of prior service cost	3	27
Amortization or settlement recognition of net loss	989	2,846
Total recognized in other comprehensive gain	$3,469	$2,379
Total recognized in net periodic benefit cost and other comprehensive gain	$2,442	$1,100

The weighted average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for the year listed.

	U.S.			International
	2017	2016	2015	2017	2016	2015
Discount rate	3.56%	3.95%	4.21%	2.40%	2.51%	3.56%
Expected return on plan assets	4.95%	5.70%	5.70%	5.02%	6.07%	5.81%
Rate of compensation increase	3.00%	3.00%	3.00%	2.54%	2.54%	3.10%

The discount rate is based on settling the pension obligation with high grade, high yield corporate bonds, and the rate of compensation increase is based on actual experience. The expected return on plan assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long-term investment strategy.

As of December 31, 2017, the following table represents the amounts included in other comprehensive loss that are expected to be recognized as components of periodic benefit costs in 2018.

In thousands	U.S.	International
Prior service cost	3	22
Net actuarial loss	970	2,193
	$973	$2,215

 Pension Plan Assets

The Company has established formal investment policies for the assets associated with our pension plans. Objectives include maximizing long-term return at acceptable risk levels and diversifying among asset classes. Asset allocation targets are based on periodic asset liability study results which help determine the appropriate investment strategies. The investment policies permit variances from the targets within certain parameters. The plan assets consist primarily of equity security funds, debt security funds, and temporary cash and cash equivalent investments. The assets held in these funds are generally actively managed and are valued at the net asset value per share multiplied by the number of shares held as of the measurement date. (See Note 18 “Fair Value Measurement” included herein). Plan assets by asset category at December 31, 2017 and 2016 are as follows:

	U.S.		International
In thousands	2017	2016	2017	2016
Pension Plan Assets
Equity security funds	$18,122	$17,446	$100,453	$92,201
Debt security funds and other	18,304	17,038	178,730	145,003
Cash and cash equivalents	1,006	1,318	2,419	4,079
Fair value of plan assets	$37,432	$35,802	$281,602	$241,283

The U.S. plan has a target asset allocation of 55% equity securities and 45% debt securities. The International plan has a target asset allocation of 30% equity securities, 40% debt securities and 30% in other investments. Investment policies are determined by the respective Plan’s Pension Committee and set forth in its Investment Policy. Rebalancing of the asset allocation occurs on a quarterly basis.

The following tables summarize our pension plan assets measured at fair value on a recurring basis by fair value hierarchy level (See Note 18):

	December 31, 2017
In thousands	NAV	Level 1	Level 2	Level 3	Total
US:
Equity	$—	$18,122	$—	$—	$18,122
Debt Securities	—	4,273	14,031	—	18,304
Cash and cash equivalents	—	1,006	—	—	1,006
International:
Equity	$4,586	$38,647	$95,641	$—	$138,874
Debt Securities	—	—	111,204	—	111,204
Insurance Contracts	—	—	15,893	13,123	29,016
Cash and cash equivalents	—	2,507	—	—	2,507
Total	$4,586	$64,555	$236,769	$13,123	$319,033

	December 31, 2016
In thousands	NAV	Level 1	Level 2	Level 3	Total
US:
Equity	$—	$17,446	$—	$—	$17,446
Debt Securities	—	4,766	12,272	—	17,038
Cash and cash equivalents	—	1,318	—	—	1,318
International:
Equity	$3,589	$38,053	$78,694	$—	$120,336
Debt Securities	—	—	90,508	—	90,508
Insurance Contracts	—	—	13,037	12,996	26,033
Cash and cash equivalents	—	4,406	—	—	4,406
Total	$3,589	$65,989	$194,511	$12,996	$277,085

The following table presents a reconciliation of Level 3 assets:

In thousands	Total
Balance at December 31, 2015	$—
Net purchases, issuances, and settlements	56
Net realized and unrealized gains (losses) included in earnings	(5)
Business acquisition	12,949
Other	(4)
Balance at December 31, 2016	$12,996
Net purchases, issuances, and settlements	778
Net realized and unrealized gains (losses) included in earnings	375
Opening balance sheet adjustment	(1,308)
Other	282
Balance at December 31, 2017	$13,123

Cash Flows

The Company’s funding methods are based on governmental requirements and differ from those methods used to recognize pension expense. The Company expects to contribute $7.3 million and $0.0 million to the international and U.S. plans, respectively, during 2018.

Benefit payments expected to be paid to plan participants are as follows:

In thousands	U.S.	International
Year ended December 31,
2018	$3,250	$12,401
2019	3,301	12,403
2020	3,325	13,156
2021	3,160	13,799
2022	3,125	14,538
2023 through 2027	14,276	77,817

Postretirement Benefit Plans

In addition to providing pension benefits, the Company has provided certain unfunded postretirement health care and life insurance benefits for a portion of North American employees. The Company is not obligated to pay health care and life insurance benefits to individuals who had retired prior to 1990.

The Company uses a December 31 measurement date for all postretirement plans. The following tables provide information regarding the Company’s post retirement benefit plans summarized by U.S. and international components.

Obligations and Funded Status
	U.S.		International
In thousands	2017	2016	2017	2016
Change in projected benefit obligation
Obligation at beginning of year	$(11,876)	$(12,959)	$(3,425)	$(3,290)
Service cost	(5)	(4)	(28)	(29)
Interest cost	(350)	(389)	(98)	(99)
Plan amendments	—	6	—	—
Benefits paid	970	720	199	133
Acquisition	—	(143)	—	—
Actuarial gain (loss)	(84)	893	(131)	(42)
Effect of currency rate changes	—	—	(237)	(98)
Obligation at end of year	$(11,345)	$(11,876)	$(3,720)	$(3,425)
Change in plan assets
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Employer contributions	970	720	199	133
Benefits paid	(970)	(720)	(199)	(133)
Fair value of plan assets at end of year	$—	$—	$—	$—
Funded status
Fair value of plan assets	$—	$—	$—	$—
Benefit obligations	(11,345)	(11,876)	(3,720)	(3,425)
Funded status	$(11,345)	$(11,876)	$(3,720)	$(3,425)

	U.S.		International
In thousands	2017	2016	2017	2016
Amounts recognized in the statement of financial position consist of:
Current liabilities	$(1,046)	$(1,084)	$(208)	$(185)
Noncurrent liabilities	(10,299)	(10,792)	(3,512)	(3,160)
Net amount recognized	$(11,345)	$(11,876)	$(3,720)	$(3,345)
Amounts recognized in accumulated other comprehensive income (loss) consist of:
Prior service credit	19,616	21,134	9	15
Net actuarial (loss) gain	(18,882)	(20,023)	154	292
Net amount recognized	$734	$1,111	$163	$307

Components of Net Periodic Benefit Cost

	U.S.			International
In thousands	2017	2016	2015	2017	2016	2015
Service cost	$5	$4	$9	$28	$29	$38
Interest cost	350	389	1,233	98	99	128
Amortization of initial net obligation and prior service cost	(1,519)	(1,709)	(2,295)	(7)	(7)	(7)
Amortization of net loss (gain)	1,225	1,287	1,356	(23)	(29)	(30)
Net periodic benefit cost (credit)	$61	$(29)	$303	$96	$92	$129

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income during 2017 are as follows:

In thousands	U.S.	International
Net loss arising during the year	(84)	(131)
Effect of exchange rates	—	16
Amortization or curtailment recognition of prior service cost	(1,519)	(7)
Amortization or settlement recognition of net loss (gain)	1,225	(23)
Total recognized in other comprehensive income (loss)	$(378)	$(145)
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(317)	$(53)

The weighted average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for the year listed and also the net periodic benefit cost for the following year. The discount rate is based on settling the pension obligation with high grade, high yield corporate bonds.

	U.S.			International
	2017	2016	2015	2017	2016	2015
Discount rate	3.43%	3.76%	3.95%	3.21%	3.46%	3.80%

As of December 31, 2017, the following table represents the amounts included in other comprehensive loss that are expected to be recognized as components of periodic benefit costs in 2018.

In thousands	U.S.	International
Prior service credit	(1,519)	(7)
Net actuarial loss (gain)	1,216	(8)
	$(303)	$(15)

The assumed health care cost trend rate for the U.S. plans grades from an initial rate of 6.30% to an ultimate rate of 4.50% by 2027 and for international plans from 6.23% to 4.50% by 2027. A 1.0% increase in the assumed health care cost trend rate will increase the service and interest cost components of the expense recognized for the U.S. and international post-retirement plans by less than $0.1 million for 2017, and increase the accumulated post-retirement benefit obligation by less than $0.1 million and $0.3 million, respectively. A 1.0% decrease in the assumed health care cost trend rate will decrease the service and interest cost components of the expense recognized for the U.S. and international post-retirement plans by less than $0.1 million for 2017, and decrease the accumulated post-retirement benefit obligation by less than $0.1 million and $0.3 million, respectively.

Cash Flows

Benefit payments expected to be paid to plan participants are as follows:

In thousands	U.S.	International
Year ended December 31,
2018	$1,046	$208
2019	1,024	220
2020	986	225
2021	950	245
2022	908	251
2023 through 2027	3,956	1,352

Defined Contribution Plans

The Company also participates in certain defined contribution plans and multiemployer pension plans. Costs recognized under these plans are summarized as follows:

	For the year ended December 31,
In thousands	2017	2016	2015
Multi-employer pension and health & welfare plans	$1,522	$2,054	$2,584
401(k) savings and other defined contribution plans	23,209	23,062	21,399
Total	$24,731	$25,116	$23,983

The 401(k) savings plan is a participant directed defined contribution plan that holds shares of the Company’s stock as one of the investment options. At December 31, 2017 and 2016, the plan held on behalf of its participants about 495,274 shares with a market value of $40.3 million, and 551,482 shares with a market value of $45.8 million, respectively.

Additionally, the Company has stock option based benefit and other plans further described in Note 12.

The Company contributes to several multi-employer defined benefit pension plans under collective bargaining agreements that cover certain of its union-represented employees. The risks of participating in such plans are different from the risks of single-employer plans. Assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If the Company ceases to have an obligation to contribute to the multi-employer plan in which it had been a contributing employer, it may be required to pay to the plan an amount based on the underfunded status of the plan and on the history of the Company’s participation in the plan prior to the cessation of its obligation to contribute. The amount that an employer that has ceased to have an obligation to contribute to a multi-employer plan is required to pay to the plan is referred to as a withdrawal liability.

The Company’s participation in multi-employer plans for the year ended December 31, 2017 is outlined in the table below. For plans that are not individually significant to the Company, the total amount of contributions is presented in the aggregate.

			Pension Protection Act Zone Status (b)		FIP/ RP Status Pending/	Contributions by the Company			Surcharge	Expiration Dates of Collective
					Implemented				Imposed	Bargaining
Pension Fund	EIN/PN (a)		2016	2015	(c)	2017	2016	2015	(d)	Agreements
Idaho Operating Engineers-	EIN #	91-6075538	Green	Green	No	$1,020(1)	$1,306(1)	$1,820(1)	No	6/30/2018
Employers Pension Trust Fund	Plan#	001
Automobile Mechanics’ Local No 701 Union and	EIN #	36-6042061	Yellow	Red	Yes (2)	$501(3)	$748	$764	No (4)	6/1/2018
Industry Pension Plan	Plan #	001
					Total Contributions	$1,521	$2,054	$2,584

(1)	The Company’s contribution represents more than 5% of the total contributions to the plan.
(2)
The Pension Fund’s board adopted a Funding Improvement Plan on October 21, 2015, continuing the existing plan which increased the weekly pension fund contribution rates by $75 with corresponding decreases to the weekly welfare fund contribution rates until December 31, 2017.

(3)	The number of employees covered by this fund decreased due to the closure of the Bensenville, Illinois facility, which affected the period-to-period comparability of 2016 and 2017 contributions.
(4)
Critical status triggered a 5% surcharge on employer contributions effective June 2012.  Effective January 1, 2013, this surcharge increases to 10%.  The surcharge ended on October 21, 2015 when the rehabilitation plan commenced.

(a)	The “EIN / PN” column provides the Employer Identification Number and the three-digit plan number assigned to a plan by the Internal Revenue Service.
(b)
The most recent Pension Protection Act Zone Status available for 2017 and 2016 is for plan years that ended in 2016 and 2015, respectively. The zone status is based on information provided to the Company and other participating employers by each plan and is certified by the plan’s actuary. A plan in the “red” zone has been determined to be in “critical status”, based on criteria established under the Internal Revenue Code (“Code”), and is generally less than 65% funded. A plan in the “yellow” zone has been determined to be in “endangered status”, based on criteria established under the Code, and is generally less than 80% funded. A plan in the “green” zone has been determined to be neither in “critical status” nor in “endangered status”, and is generally at least 80% funded.

(c)
The “FIP/RP Status Pending/Implemented” column indicates whether a Funding Improvement Plan, as required under the Code to be adopted by plans in the “yellow” zone, or a Rehabilitation Plan, as required under the Code to be adopted by plans in the “red” zone, is pending or has been implemented as of the end of the plan year that ended in 2017.

(d)
The “Surcharge Imposed” column indicates whether the Company’s contribution rate for 2017 included an amount in addition the contribution rate specified in the applicable collective bargaining agreement, as imposed by a plan in “critical status”, in accordance with the requirements of the Code.

10.   INCOME TAXES

The Company is responsible for filing consolidated U.S., foreign and combined, unitary or separate state income tax returns. The Company is responsible for paying the taxes relating to such returns, including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities.

On December 23, 2017, the French government enacted the Finance Act for 2018 and it was published in the Official Bulletin on December 31, 2017.  The Finance act reduced the French corporate tax rate from 28% in 2020 to 25%, enacting an additional 1.5% reduction in each year 2021 and 2022.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affect fiscal 2017, including, but not limited to requiring a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries that is payable over eight years (the “Transition Tax”). The Tax Act also establishes new tax laws that will affect 2018 and later years, including, but not limited to, a reduction of the U.S. federal corporate tax rate from 35% to 21%, repeals the Domestic Manufacturing Deduction, a general elimination of U.S. federal income taxes on dividends from foreign subsidiaries, new provisions designed to tax global intangible low-taxed income (“GILTI”), tax certain deductible base erosion payments called base erosion and anti-abuse tax (“BEAT”), and new interest expense limitation provisions.

In relation to the initial analysis of the impact of the all tax law changes, the Company has recorded a net tax expense of $4.3 million. This includes a provisional expense for the U.S. tax reform bill of $55.0 million, as well as a net benefit for the revaluation of deferred tax assets and liabilities of $50.7 million.

The Company has not completed its accounting for the income tax effects of the Tax Act. Where the Company has been able to make reasonable estimates of the effects for which its analysis is not yet complete, the Company has recorded provisional amounts in accordance with SEC Staff Accounting Bulletin No. 118. Where the Company has not yet been able to make reasonable estimates of the impact of certain elements, the Company has not recorded any amounts related to those elements and has continued accounting for them in accordance with ASC 740 on the basis of the tax laws in effect immediately prior to the enactment of the Tax Act.

The Company’s accounting for the following impacted areas of the Tax Act is incomplete. However, the Company was able to make reasonable estimates of certain effects and, therefore, has recorded provisional amounts as follows:

Revaluation of deferred tax assets and liabilities:    The Tax Act reduces the U.S. federal corporate tax rate from 35% to 21% for tax years beginning after December 31, 2017. In addition, the Tax Act makes certain changes to the depreciation rules and implements new limits on the deductibility of certain executive compensation. The Company has evaluated these changes and has recorded a provisional benefit to net deferred taxes of $24.6 million. The Company is still completing its calculation of the impact of these changes on its deferred tax balances.

Transition Tax on unrepatriated foreign earnings:    The Transition Tax on unrepatriated foreign earnings is a tax on previously untaxed accumulated and current earnings and profits (“E&P”) of the Company’s foreign subsidiaries. To determine the amount of the Transition Tax, the Company must determine, among other factors, the amount of post-1986 E&P of its foreign subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. The Company was able to make a reasonable estimate of the Transition Tax and has recorded a provisional Transition Tax expense of $51.8 million. The Company is continuing to gather additional information to more precisely compute the amount of the Transition Tax to complete its calculation of E&P as well as the final determination of non-U.S. income taxes paid.

The Company’s accounting for the following elements of the Tax Act is incomplete, and it has not yet been able to make reasonable estimates of the effects of these items. Therefore, no provisional amounts were recorded.

Global intangible low taxed income (“GILTI”):    The Tax Act creates a new requirement that certain income (i.e., GILTI) earned by foreign subsidiaries must be included currently in the gross income of the U.S. shareholder. Due to the complexity of the new GILTI tax rules, the Company is continuing to evaluate this provision of the Tax Act and the application of ASC 740. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either treat taxes due on future inclusions in U.S. taxable income related to GILTI as a current-period expense when incurred or to factor such amounts into the Company’s measurement of its deferred taxes. The Company has not yet completed its analysis of the GILTI tax rules and is not yet able to reasonably estimate the effect of this provision of the Tax Act or make an accounting policy election for the ASC 740 treatment of the GILTI tax. Therefore, the Company has not recorded any amounts related to potential GILTI tax in its financial statements and has not yet made a policy decision regarding whether to record deferred taxes on GILTI.

Indefinite reinvestment assertion: Beginning in 2018, the Tax Act provides a 100% deduction for dividends received from 10-percent owned foreign corporations by U.S. corporate shareholders, subject to a one-year holding period. Although dividend income is now exempt from U.S. federal tax in the hands of the U.S. corporate shareholders, companies must still apply the guidance of ASC 740 to account for the tax consequences of outside basis differences and other tax impacts of their investments in non-U.S. subsidiaries. While the Company has accrued the Transition Tax on the deemed repatriated earnings that were previously indefinitely reinvested, the Company was unable to determine a reasonable estimate of the remaining tax liability, if any, under the Tax Act for its remaining outside basis differences or evaluate how the Tax Act will affect the Company’s existing accounting position to indefinitely reinvest unremitted foreign earnings. Therefore, the Company has not included a provisional amount for this item in its financial statements for fiscal 2017. The Company will record amounts as needed for this item beginning in the first reporting period during the measurement period in which the Company obtains necessary information and is able to analyze and prepare a reasonable estimate.

The components of the income from operations before provision for income taxes for the Company’s domestic and foreign operations for the years ended December 31 are provided below:

	For the year ended December 31,
In thousands	2017	2016	2015
Domestic	$140,325	$276,218	$461,394
Foreign	211,738	136,619	123,974
Income from operations before income taxes	$352,063	$412,837	$585,368

The consolidated provision for income taxes included in the Statement of Income consisted of the following:

	For the year ended December 31,
In thousands	2017	2016	2015
Current taxes
Federal	$86,157	$72,317	$141,245
State	3,644	9,953	16,072
Foreign	67,395	27,391	24,442
	157,196	109,661	181,759
Deferred taxes
Federal	(22,863)	11,013	9,606
State	(1,024)	1,953	770
Foreign	(43,536)	(23,194)	(5,395)
	(67,423)	(10,228)	4,981
Total provision	$89,773	$99,433	$186,740

A reconciliation of the United States federal statutory income tax rate to the effective income tax rate on operations for the years ended December 31 is provided below:

	For the year ended December 31,
In thousands	2017	2016	2015
U.S. federal statutory rate	35.0%	35.0%	35.0%
State taxes	0.4%	2.1%	2.0%
Tax reserves	—%	(0.2)%	(0.4)%
Foreign	(8.3)%	(4.3)%	(2.1)%
Research and development credit	(0.8)%	(1.0)%	(0.4)%
Manufacturing deduction	(1.1)%	(1.8)%	(2.3)%
France tax rate change	(6.5)%	(6.5)%	—%
U.S. tax rate change	(7.9)%	—%	—%
U.S. tax reform provision	15.6%	—%	—%
Transaction costs related to acquisitions	—%	1.5%	—%
Other, net	(0.9)%	(0.7)%	0.1%
Effective rate	25.5%	24.1%	31.9%

The 6.5% decrease in the effective tax rate due to the France tax rate change was the result of adopted tax legislation that reduces the corporate income tax rate in France from 28.0% to 25.0% over the period 2021 to 2022. The 7.9% decrease in the effective tax rate due to the U.S. tax rate change was the result of adopted tax legislation that reduces the corporate income tax rate in the U.S. from 35.0% to 21.0% effective January 1, 2018.  The 15.6% increase in the effective tax rate due to the U.S. tax reform previously discussed. Deferred income taxes result from temporary differences in the recognition of income and expense for financial and income tax reporting purposes. These deferred income taxes will be recognized as future tax benefits or costs when the temporary differences reverse.

Components of deferred tax assets and liabilities were as follows:

	December 31,
In thousands	2017	2016
Deferred income tax assets:
Accrued expenses and reserves	$10,961	$26,117
Warranty reserve	20,211	24,131
Deferred compensation/employee benefits	18,353	25,755
Pension and postretirement obligations	21,637	25,595
Inventory	19,620	22,579
Net operating loss carry forwards	65,671	59,416
Tax credit carry forwards	1,921	621
Other	13,053	2,317
Gross deferred income tax assets	171,427	186,531
Valuation allowance	25,683	21,418
Total deferred income tax assets	145,744	165,113
Deferred income tax liabilities:
Property, plant & equipment	37,015	47,321
Intangibles	288,141	359,312
Total deferred income tax liabilities	325,156	406,633
Net deferred income tax liability	$(179,412)	$(241,520)

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  As of December 31, 2017, the valuation allowance for certain foreign carryforwards was $25.7 million primarily in Brazil, China, United Kingdom, and South Africa.

Net operating loss carry-forwards in the amount of $65.7 million expire in various periods from December 31, 2018 to December 31, 2037.

As of December 31, 2017, the liability for income taxes associated with unrecognized tax benefits was $6.9 million, of which $4.4 million, if recognized, would favorably affect the Company’s effective income tax rate. As of December 31, 2016, the liability for income taxes associated with unrecognized tax benefits was $8.4 million, of which $4.2 million, if recognized, would favorably affect the Company’s effective tax rate. A reconciliation of the beginning and ending amount of the liability for income taxes associated with unrecognized tax benefits follows:

In thousands	2017	2016	2015
Gross liability for unrecognized tax benefits at beginning of year	$8,423	$10,557	$12,596
Gross increases - unrecognized tax benefits in prior periods	2,466	6	—
Gross increases - current period unrecognized tax benefits	—	—	1,682
Gross decreases - unrecognized tax benefits in prior periods	—	—	—
Gross decreases - audit settlement during year	(3,979)	—	(3,027)
Gross decreases - expiration of audit statute of limitations	—	(2,140)	(694)
Gross liability for unrecognized tax benefits at end of year	$6,910	$8,423	$10,557

The Company includes interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2017, the total interest and penalties accrued was approximately $0.7 million and $0.1 million, respectively. As of December 31, 2016, the total interest and penalties accrued was approximately $0.8 million and $0.3 million, respectively.

With limited exception, the Company is no longer subject to examination by various U.S. and foreign taxing authorities for years before 2012. At this time, the Company believes that it is reasonably possible that unrecognized tax benefits of approximately $5.2 million may change within the next 12 months due to the expiration of statutory review periods and current examinations.

11.   EARNINGS PER SHARE

The computation of earnings per share from operations is as follows:

	For the Year Ended December 31,
In thousands, except per share data	2017	2016	2015
Numerator
Numerator for basic and diluted earnings per common share - net income attributable to Wabtec shareholders	$262,261	$304,887	$398,628
Less: dividends declared - common shares and non-vested restricted stock	(42,218)	(32,430)	(26,963)
Undistributed earnings	220,043	272,457	371,665
Percentage allocated to common shareholders (1)	99.7%	99.7%	99.7%
	219,383	271,640	370,550
Add: dividends declared - common shares	42,092	32,333	26,875
Numerator for basic and diluted earnings per common share	$261,475	$303,973	$397,425
Denominator
Denominator for basic earnings per common share - weighted average shares	95,453	90,359	96,074
Effect of dilutive securities:
Assumed conversion of dilutive stock-based compensation plans	672	782	932
Denominator for diluted earnings per common share - adjusted weighted average shares and assumed conversion	96,125	91,141	97,006
Net income per common share attributable to Wabtec shareholders
Basic	$2.74	$3.37	$4.14
Diluted	$2.72	$3.34	$4.10

(1) Basic weighted-average common shares outstanding	95,453	90,359	96,074
Basic weighted-average common shares outstanding and non-vested restricted stock expected to vest	95,740	90,627	96,388
Percentage allocated to common shareholders	99.7%	99.7%	99.7%

Options to purchase approximately 24,000, 20,000, and 13,000 shares of Common Stock were outstanding in 2017, 2016 and 2015, respectively, but were not included in the computation of diluted earnings because their impact would have been antidilutive.

12.   STOCK-BASED COMPENSATION PLANS

As of December 31, 2017, the Company maintains employee stock-based compensation plans for stock options, restricted stock, and incentive stock units as governed by the 2011 Stock Incentive Compensation Plan, as amended and restated (the “2011 Plan”) and the 2000 Stock Incentive Plan, as amended (the “2000 Plan”).  The 2011 Plan has a term through May 10, 2027 and as of December 31, 2017 the number of shares available for future grants under the 2011 Plan was 3,192,453 shares, which includes remaining shares to grant under the 2000 Plan.  The amendment and restatement of the 2011 Plan was approved by stockholders of Wabtec on May 10, 2017. The Company also maintains a 1995 Non-Employee Directors’ Fee and Stock Option Plan as amended and restated (“the Directors Plan”).  The amendment and restatement of the Directors Plan was approved by stockholders of Wabtec on May 10, 2017.  The Directors Plan, as amended, authorizes a total of 1,000,000 shares of Common Stock to be issued. Under the Directors Plan options issued become exercisable over a three-year vesting period and expire ten years from the date of grant and restricted stock issued under the plan vests one year from the date of grant. As compensation for directors’ fees for the years ended December 31, 2017, 2016 and 2015, the Company issued a total of 16,500, 16,972 and 11,256 shares of restricted stock to non-employee directors. The total number of shares issued under the plan as of December 31, 2017 was 881,192 shares.

Stock-based compensation expense for all of the plans was $21.3 million, $20.8 million and $26.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company recognized associated tax benefits related to the stock-based compensation plans of $8.9 million, $14.9 million and $15.3 million for the respective periods. Included in the stock-based compensation expense for 2017 above is $1.7 million of expense related to stock options, $7.0 million related to non-vested restricted stock, $4.6 million related to restricted stock units, $6.5 million related to incentive stock units and $1.5 million related to units issued for Directors’ fees. At December 31, 2017, unamortized compensation expense related to those stock options, non-vested restricted shares and incentive stock units expected to vest totaled $24.6 million and will be recognized over a weighted average period of 1.2 years.

Stock Options Stock options are granted to eligible employees and directors at the fair market value, which is the average of the high and low Wabtec stock price on the date of grant. Under the 2011 Plan and the 2000 Plan, options become exercisable over a four year vesting period and expire 10 years from the date of grant.

The following table summarizes the Company’s stock option activity and related information for the 2011 Plan, the 2000 Plan and Directors Plan for the years ended December 31:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic value (in thousands)
Outstanding at December 31, 2014	1,147,558	$28.33	5.5	$67,205
Granted	84,675	87.35		1,375
Exercised	(124,156)	26.70		(5,516)
Canceled	(10,754)	65.22		(64)
Outstanding at December 31, 2015	1,097,323	$32.70	4.8	$42,154
Granted	94,115	61.39		2,035
Exercised	(83,790)	25.58		(4,813)
Canceled	(8,825)	71.47		(102)
Outstanding at December 31, 2016	1,098,823	$35.39	4.3	$52,332
Granted	65,522	86.91		—
Exercised	(166,838)	21.37		(10,020)
Canceled	(13,995)	76.89		(64)
Outstanding at December 31, 2017	983,512	$40.62	4.0	$40,137
Exercisable at December 31, 2017	802,609	$32.52	3.3	$36,848

Options outstanding at December 31, 2017 were as follows:

	Number of Options	Weighted Average Exercise Price of Options	Weighted Average Remaining Contractual	Number of Options Currently	Weighted Average Exercise Price of Options Currently
Range of exercise prices	Outstanding	Outstanding	Life	Exercisable	Exercisable
Under $15.00	180,000	$14.50	1.1	180,000	$14.50
15.00 - 23.00	193,701	18.77	1.3	193,701	18.77
23.00 - 30.00	136,924	28.75	2.8	136,924	28.75
30.00 - 38.00	94,496	35.24	4.1	94,496	35.24
Over 38.00	378,391	69.86	7.0	197,488	63.72
	983,512	$40.62		802,609	$32.52

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the year ended December 31,
	2017	2016	2015
Dividend yield	0.23%	0.26%	0.14%
Risk-free interest rate	2.2%	1.5%	1.8%
Stock price volatility	23.4%	26.9%	27.3%
Expected life (years)	5.0	5.0	5.0
Weighted average fair value of options granted during the year	$20.69	$14.96	$24.41

The dividend yield is based on the Company’s dividend rate and the current market price of the underlying common stock at the date of grant. Expected life in years is determined from historical stock option exercise data. Expected volatility is based on the historical volatility of the Company’s stock. The risk-free interest rate is based on the 7 years U.S. Treasury bond rates for the expected life of the option.

Restricted Stock and Incentive Stock  Beginning in 2006 the Company adopted a restricted stock program. As provided for under the 2011 and 2000 Plans, eligible employees are granted restricted stock that generally vests over four years from the date of grant. Under the Directors Plan, restricted stock units vest one year from the date of grant.

In addition, the Company has issued incentive stock units to eligible employees that vest upon attainment of certain cumulative three-year performance goals. Based on the Company’s performance for each three year period then ended, the incentive stock units can vest and be awarded ranging from 0% to 200% of the initial incentive stock units granted. The incentive stock units included in the table below represent the number of shares that are expected to vest based on the Company’s estimate for meeting those established performance targets. As of December 31, 2017, the Company estimates that it will achieve 84%, 77% and 91% for the incentive stock units expected to vest based on performance for the three year periods ending December 31, 2017, 2018, and 2019, respectively, and has recorded incentive compensation expense accordingly. If our estimate of the number of these stock units expected to vest changes in a future accounting period, cumulative compensation expense could increase or decrease and will be recognized in the current period for the elapsed portion of the vesting period and would change future expense for the remaining vesting period.

Compensation expense for the non-vested restricted stock and incentive stock units is based on the closing price of the Company’s common stock on the date of grant and recognized over the applicable vesting period.

The following table summarizes the restricted stock activity and related information for the 2011 Plan, the 2000 Plan, and Directors Plan, and incentive stock units activity and related information for the 2011 Plan and the 2000 Plan with related information for the years ended December 31:

	Restricted Stock and Units	Incentive Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2014	438,543	791,608	$47.97
Granted	113,945	126,050	87.90
Vested	(182,776)	(433,932)	37.76
Adjustment for incentive stock awards expected to vest	—	65,666	57.57
Canceled	(12,827)	(7,754)	67.05
Outstanding at December 31, 2015	356,885	541,638	$65.89
Granted	212,600	167,850	66.03
Vested	(159,975)	(236,591)	51.80
Adjustment for incentive stock awards expected to vest	—	(38,164)	74.42
Canceled	(13,215)	(9,983)	71.84
Outstanding at December 31, 2016	396,295	424,750	$72.18
Granted	153,516	157,025	86.66
Vested	(137,088)	(153,271)	70.34
Adjustment for incentive stock awards expected to vest	—	(87,592)	73.69
Canceled	(13,723)	(13,579)	76.61
Outstanding at December 31, 2017	399,000	327,333	$78.76

13.   OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss were:

	December 31,
In thousands	2017	2016
Foreign currency translation gain (loss)	$5,063	$(321,033)
Unrealized gain (loss) on interest rate swap contracts, net of tax of $1,338 and $1,540	4,015	(2,957)
Unrealized loss on pension and post-retirement benefit plans, net of tax of $19,532 and $20,832	(54,070)	(55,615)
Total accumulated other comprehensive loss	$(44,992)	$(379,605)

The changes in accumulated other comprehensive loss by component, net of tax, for the year-ended December 31, 2017 are as follows:

	Foreign currency	Derivative	Pension and post retirement
In thousands	translation	contracts	benefits plans	Total
Balance at December 31, 2016	$(321,033)	$(2,957)	$(55,615)	$(379,605)
Other comprehensive income before reclassifications	326,096	6,712	(1,017)	331,791
Amounts reclassified from accumulated other comprehensive income	—	260	2,562	2,822
Net current period other comprehensive income	326,096	6,972	1,545	334,613
Balance at December 31, 2017	$5,063	$4,015	$(54,070)	$(44,992)

Reclassifications out of accumulated other comprehensive loss for the year-ended December 31, 2017 are as follows:

	Amount reclassified from accumulated other	Affected line item in the Condensed Consolidated
In thousands	comprehensive income	Statements of Income
Amortization of defined pension and post retirement items
Amortization of initial net obligation and prior service cost	$(1,496)	Other income (expense), net
Amortization of net loss (gain)	5,037	Other income (expense), net
	3,541	Other income (expense), net
	(979)	Income tax expense
	$2,562	Net income
Derivative contracts
Realized loss on derivative contracts	400	Interest expense, net
	(140)	Income tax expense
	$260	Net income

The changes in accumulated other comprehensive loss by component, net of tax, for the year-ended December 31, 2016 are as follows:

	Foreign currency	Derivative	Pension and post retirement
In thousands	translation	contracts	benefits plans	Total
Balance at December 31, 2015	$(227,349)	$(2,987)	$(46,383)	$(276,719)
Other comprehensive income before reclassifications	(93,684)	(1,286)	(10,874)	(105,844)
Amounts reclassified from accumulated other comprehensive income	—	1,316	1,642	2,958
Net current period other comprehensive income	(93,684)	30	(9,232)	(102,886)
Balance at December 31, 2016	$(321,033)	$(2,957)	$(55,615)	$(379,605)

Reclassifications out of accumulated other comprehensive loss for the year-ended December 31, 2016 are as follows:

	Amount reclassified from accumulated other	Affected line item in the Condensed Consolidated
In thousands	comprehensive income	Statements of Income
Amortization of defined pension and post retirement items
Amortization of initial net obligation and prior service cost	$(1,652)	Other income (expense), net
Amortization of net loss (gain)	3,989	Other income (expense), net
	2,337	Other income (expense), net
	(695)	Income tax expense
	$1,642	Net income
Derivative contracts
Realized loss on derivative contracts	1,873	Interest expense, net
	(557)	Income tax expense
	$1,316	Net income

14.   OPERATING LEASES

The Company leases office and manufacturing facilities under operating leases with terms ranging from one to 15 years, excluding renewal options.

Total net rental expense charged to operations in 2017, 2016, and 2015 was $34.6 million, $27.2 million and $20.2 million, respectively.  The amounts above are shown net of sublease rentals which were immaterial for the years 2017, 2016 and 2015, respectively.

Future minimum rental payments under operating leases with remaining non-cancelable terms in excess of one year are as follows:

	Real
In thousands	Estate	Equipment	Total
2018	$28,957	$2,690	$31,647
2019	25,857	1,925	27,782
2020	24,266	976	25,242
2021	19,561	512	20,073
2022	16,350	271	16,621
2023 and after	66,017	24	66,041

15.   WARRANTIES

The following table reconciles the changes in the Company’s product warranty reserve as follows:

In thousands	2017	2016
Balance at beginning of year	$138,992	$92,064
Warranty expense	50,385	28,947
Acquisitions	806	59,685
Warranty claim payments	(48,548)	(38,772)
Foreign currency impact	11,428	(2,932)
Balance at end of year	$153,063	$138,992

16.   PREFERRED STOCK

The Company’s authorized capital stock includes 1,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, without any further vote or action by the Company’s shareholders. The rights and preferences of the preferred stock would be superior to those of the common stock. At December 31, 2017 and 2016 there was no preferred stock issued or outstanding.

17. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING

Foreign Currency Hedging The Company uses forward contracts to mitigate its foreign currency exchange rate exposure due to forecasted sales of finished goods and future settlement of foreign currency denominated assets and liabilities.  Derivatives used to hedge forecasted transactions and specific cash flows associated with foreign currency denominated financial assets and liabilities that meet the criteria for hedge accounting are designated as cash flow hedges.  The effective portion of gains and losses is deferred as a component of accumulated other comprehensive income and is recognized in earnings at the time the hedged item affects earnings, in the same line item as the underlying hedged item.  The contracts are scheduled to mature within two years.  For the twelve months ended December 31, 2017, the amount reclassified into income was $0.4 million.

Other Activities The Company enters into certain derivative contracts in accordance with its risk management strategy that do not meet the criteria for hedge accounting but which have the impact of largely mitigating foreign currency exposure.    These foreign exchange contracts are accounted for on a full mark to market basis through earnings, with gains and losses recorded as a component of other expense, net.  The net unrealized gain related to these contracts was $2.1 million for the twelve months ended December 31, 2017.  The notional amount and fair value of foreign exchange contracts that did not meet the criteria for hedge accounting at December 31, 2017 was not material.  These contracts are scheduled to mature within one year.

The following table summarizes the gross notional amounts and fair values of the designated and non-designated hedged discussed in the above sections:

In millions	Designated	Non-Designated	Total
Gross notional amount	$805.1	$379.7	$1,184.8

Fair Value:
Other current assets	3.5	2.1	5.6
Other current liabilities	—	—	—
Total	$3.5	$2.1	$5.6

Interest Rate Hedging The Company uses interest rate swaps to manage interest rate exposures.  The Company is exposed to interest rate volatility with regard to existing floating rate debt.  Primary exposure includes the London Interbank Offered Rates (LIBOR).  Derivatives used to hedge risk associated with changes in the fair value of certain variable-rate debt are primarily designated as fair value hedges.  Consequently, changes in the fair value of these derivatives, along with changes in the fair value of debt obligations are recognized in current period earnings.  See long-term debt footnote fair value measurement footnote for further information on current interest rate swaps.

As of December 31, 2017, the Company has recorded a current liability of $1.2 million and an accumulated other comprehensive loss of $0.7 million, net of tax, related to these agreements.

18.   FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value and explains the related disclosure requirements. ASC 820 indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability and defines fair value based upon an exit price model.

Valuation Hierarchy. ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the liabilities carried at fair value measured on a recurring basis as of December 31, 2017, which are included in other current liabilities on the Consolidated Balance sheet:

		Fair Value Measurements at December 31, 2017 Using
	Total Carrying Value at December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
In thousands	2017	(Level 1)	(Level 2)	(Level 3)
Interest rate swap agreements	1,163	—	1,163	—
Total	$1,163	$—	$1,163	$—

The following table provides the liabilities carried at fair value measured on a recurring basis as of December 31, 2016, which are included in other current liabilities on the Consolidated Balance sheet:

		Fair Value Measurements at December 31, 2016 Using
	Total Carrying Value at December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
In thousands	2016	(Level 1)	(Level 2)	(Level 3)
Interest rate swap agreements	3,888	—	3,888	—
Total	$3,888	$—	$3,888	$—

To reduce the impact of interest rate changes on a portion of its variable-rate debt, the Company entered into interest rate swaps which effectively converted a portion of the debt from variable to fixed-rate borrowings during the term of the swap contracts. For certain derivative contracts whose fair values are based upon trades in liquid markets, such as interest rate swaps, valuation model inputs can generally be verified and valuation techniques do not involve significant management judgment. The fair values of such financial instruments are generally classified within Level 2 of the fair value hierarchy.

As a result of our global operating activities the Company is exposed to market risks from changes in foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, the Company minimizes these risks through entering into foreign currency forward contracts. The foreign currency forward contracts are valued using broker quotations, or market transactions in either the listed or over-the counter markets. As such, these derivative instruments are classified within level 2.

The Company’s cash and cash equivalents are highly liquid investments purchased with an original maturity of three months or less and are considered Level 1 on the fair value valuation hierarchy. The fair value of cash and cash equivalents approximated the carrying value at December 31, 2017 and December 31, 2016. The Company’s defined benefit pension plan assets consist primarily of equity security funds, debt security funds and temporary cash and cash equivalent investments. These investments are comprised of a number of investment funds that invest in a diverse portfolio of assets including equity securities, corporate and governmental bonds, and money markets.  Trusts are valued at the net asset value (“NAV”) as determined by their custodian.  NAV represents the accumulation of the unadjusted quoted close prices on the reporting date for the underlying investments divided by the total shares outstanding at the reporting dates.  The 2013 and 2016 Notes are considered Level 2 based on the fair value valuation hierarchy.

The estimated fair values and related carrying values of the Company’s financial instruments are as follows:

	December 31, 2017		December 31, 2016
	Carry	Fair	Carry	Fair
In thousands	Value	Value	Value	Value
Interest rate swap agreements	$1,163	$1,163	$3,888	$3,888
4.375% Senior Notes	248,567	262,033	248,310	260,265
3.45% Senior Notes	747,655	741,113	747,474	719,273

The fair value of the Company’s interest rate swap agreements and the 2013 and 2016 Notes were based on dealer quotes and represent the estimated amount the Company would pay to the counterparty to terminate the agreement.

19.   COMMITMENTS AND CONTINGENCIES

The Company is subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. The Company believes its operations currently comply in all material respects with all of the various environmental laws and regulations applicable to our business; however, there can be no assurance that environmental requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

Under terms of the purchase agreement and related documents for the 1990 Acquisition, American Standard, Inc., now known as Trane (“Trane”), has indemnified the Company for certain items including, among other things, certain environmental claims the Company asserted prior to 2000. If Trane was unable to honor or meet these indemnifications, the Company would be responsible for such items. In the opinion of Management, Trane currently has the ability to meet its indemnification obligations.

Claims have been filed against the Company and certain of its affiliates in various jurisdictions across the United States by persons alleging bodily injury as a result of exposure to asbestos-containing products. Most of these claims have been made against our wholly owned subsidiary, Railroad Friction Products Corporation (“RFPC”), and are based on a product sold by RFPC prior to the time that the Company acquired any interest in RFPC.

Most of these claims, including all of the RFPC claims, are submitted to insurance carriers for defense and indemnity or to non-affiliated companies that retain the liabilities for the asbestos-containing products at issue. We cannot, however, assure that all these claims will be fully covered by insurance or that the indemnitors or insurers will remain financially viable. Our ultimate legal and financial liability with respect to these claims, as is the case with other pending litigation, cannot be estimated.

It is management’s belief that the potential range of loss for asbestos-related bodily injury cases is not reasonably determinable at present due to a variety of factors, including: (1) the asbestos case settlement history of the Company’s wholly owned subsidiary, RFPC; (2) the unpredictable nature of personal injury litigation in general; and (3) the uncertainty of asbestos litigation in particular. Despite this uncertainty, and although the results of the Company’s operations and cash flows for any given period could be adversely affected by asbestos-related lawsuits, Management believes that the final resolution of the Company’s asbestos-related cases will not be material to the Company’s overall financial position, results of operations and cash flows. In general, this belief is based upon: (1) Wabtec’s and RFPC’s history of settlements and dismissals of asbestos-related cases to date; (2) the inability of many plaintiffs to establish any exposure or causal relationship to RFPC’s product; and (3) the inability of many plaintiffs to demonstrate any identifiable injury or compensable loss.

More specifically, as to RFPC, management’s belief that any losses due to asbestos-related cases would not be material is also based on the fact that RFPC owns insurance which provides coverage for asbestos-related bodily injury claims. To date, RFPC’s insurers have provided RFPC with defense and indemnity in these actions. The overall number of new claims being filed against RFPC has dropped significantly in recent years; however, these new claims, and all previously filed claims, may take a significant period of time to resolve. As to Wabtec and its divisions, Management’s belief that asbestos-related cases will not have a material impact is also based on its position that it has no legal liability for asbestos-related bodily injury claims, and that the former owners of Wabtec’s assets retained asbestos liabilities for the products at issue. To date, Wabtec has been able to successfully defend itself on this basis, including two arbitration decisions and a judicial opinion, all of which confirmed Wabtec’s position that it did not assume any asbestos liabilities from the former owners of certain Wabtec assets. Although Wabtec has incurred defense and administrative costs in connection with asbestos bodily injury actions, these costs have not been material, and the Company has no information that would suggest these costs would become material in the foreseeable future.

On April 21, 2016, Siemens Industry, Inc. filed a lawsuit against the Company in federal district court in Delaware alleging that the Company has infringed seven patents owned by Siemens, all of which relate to Positive Train Control technology. On November 2, 2016, Siemens amended its complaint to add six additional patents they also claim are infringed by the Company’s Positive Train Control Products. The Company has filed Answers, and asserted counterclaims, in response to Siemens’ complaints. The case is still in the preliminary stages, but the Company has begun filing for Inter-Parties Review proceedings before the U.S. Patent & Trademark Office seeking to invalidate the Siemens patents. Wabtec believes the claims are without merit and is vigorously defending itself.

Xorail, Inc., a wholly owned subsidiary of the Company (“Xorail”), has received notices from Denver Transit Constructors (“Denver Transit”) alleging breach of contract related to the operating of constant warning wireless crossings, and late delivery of the Train Management & Dispatch System (“TMDS”) for the Denver Eagle P3 Project, which is owned by the Denver Regional Transit District (“RTD”).  No damages have been asserted for the alleged late delivery of the TMDS, and Xorail is in the final stages of successfully implementing a recovery plan concerning the TMDS issues. With regard to the wireless crossings, as of September 8, 2017, Denver Transit alleged that total damages were $36.8 million through July 31, 2017, and are continuing to accumulate.  The crossings have not been certified for use without flaggers, which Denver Transit alleges is due to Xorail’s failure to achieve constant warning times satisfactory to the Federal Railway Administration (“FRA”) and the Public Utility Commission (“PUC”).  No claims have been filed by Denver Transit with regard to either issue. Xorail has denied Denver Transit’s assertions regarding the wireless crossings, and Denver Transit has also notified RTD that Denver Transit considers the new certification requirements imposed by FRA and/or PUC as a change in law, for which neither Denver Transit nor its subcontractors are liable.  Xorail has worked with Denver Transit to modify its system to meet the FRA’s and PUC’s  previously undefined, and evolving, certification requirements.  On September 28, 2017, the FRA granted a 5 year approval of the modified wireless crossing system as currently implemented; however, the PUC has not granted approval of the modified system and therefore the crossings are still not certified for use without flaggers.  Denver Transit and RTD are continuing to seek approval from PUC.  The Company does not believe that it has any liability with respect to the wireless crossing issue.

From time to time the Company is involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date hereof, the Company is involved in no litigation that the Company believes will have a material adverse effect on its financial condition, results of operations or liquidity.

20.   SEGMENT INFORMATION

Wabtec has two reportable segments—the Freight Segment and the Transit Segment. The key factors used to identify these reportable segments are the organization and alignment of the Company’s internal operations, the nature of the products and services, and customer type. The business segments are:

Freight Segment primarily manufactures and services components for new and existing freight cars and locomotives, builds new switcher locomotives, rebuilds freight locomotives, supplies railway electronics, positive train control equipment, signal design and engineering services, and provides related heat exchange and cooling systems. Customers include large, publicly traded railroads, leasing companies, manufacturers of original equipment such as locomotives and freight cars, and utilities.

Transit Segment primarily manufactures and services components for new and existing passenger transit vehicles, typically regional trains, high speed trains, subway cars, light-rail vehicles and buses, builds new commuter locomotives, refurbishes subway cars, provides heating, ventilation, and air conditioning equipment, and doors for buses and subways. Customers include public transit authorities and municipalities, leasing companies, and manufacturers of subway cars and buses around the world.

The Company evaluates its business segments’ operating results based on income from operations. Intersegment sales are accounted for at prices that are generally established by reference to similar transactions with unaffiliated customers.  Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and other unallocated charges. Since certain administrative and other operating expenses and other items have not been allocated to business segments, the results in the following tables are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.

Segment financial information for 2017 is as follows:

In thousands	Freight Segment	Transit Segment	Corporate Activities and Elimination	Total
Sales to external customers	$1,396,588	$2,485,168	$—	$3,881,756
Intersegment sales/(elimination)	37,630	21,548	(59,178)	—
Total sales	$1,434,218	$2,506,716	$(59,178)	$3,881,756
Income (loss) from operations	$264,276	$188,219	$(31,416)	$421,079
Interest expense and other, net	—	—	(69,016)	(69,016)
Income (loss) from operations before income taxes	$264,276	$188,219	$(100,432)	$352,063
Depreciation and amortization	$43,721	$57,441	$2,086	$103,248
Capital expenditures	33,921	50,762	4,783	89,466
Segment assets	3,504,289	7,562,122	(4,486,431)	6,579,980

Segment financial information for 2016 is as follows:

In thousands	Freight Segment	Transit Segment	Corporate Activities and Elimination	Total
Sales to external customers	$1,543,098	$1,388,090	$—	$2,931,188
Intersegment sales/(elimination)	39,519	9,393	(48,912)	$—
Total sales	$1,582,617	$1,397,483	$(48,912)	$2,931,188
Income (loss) from operations	$343,578	$170,569	$(57,540)	$456,607
Interest expense and other, net	—	—	(43,770)	(43,770)
Income (loss) from operations before income taxes	$343,578	$170,569	$(101,310)	$412,837
Depreciation and amortization	$36,519	$31,545	$1,731	$69,795
Capital expenditures	22,726	20,987	6,503	50,216
Segment assets	2,949,668	6,720,302	(3,088,952)	6,581,018

Segment financial information for 2015 is as follows:

In thousands	Freight Segment	Transit Segment	Corporate Activities and Elimination	Total
Sales to external customers	$2,054,715	$1,235,283	$—	$3,307,998
Intersegment sales/(elimination)	35,372	10,895	(46,267)	—
Total sales	$2,090,087	$1,264,178	$(46,267)	$3,307,998
Income (loss) from operations	$483,284	$151,631	$(26,061)	$608,854
Interest expense and other, net	—	—	(23,486)	(23,486)
Income (loss) from operations before income taxes	$483,284	$151,631	$(49,547)	$585,368
Depreciation and amortization	$36,834	$26,196	$1,704	$64,734
Capital expenditures	24,715	22,996	1,717	49,428
Segment assets	2,708,724	2,202,614	(1,681,825)	3,229,513

The following geographic area data as of and for the years ended December 31, 2017, 2016 and 2015, respectively, includes net sales based on product shipment destination and long-lived assets, which consist of plant, property and equipment, net of depreciation, resident in their respective countries:

	Net Sales			Long-Lived Assets
In thousands	2017	2016	2015	2017	2016	2015
United States	$1,323,781	$1,362,255	$1,754,924	$211,608	$205,895	$171,362
United Kingdom	356,493	322,563	368,505	57,668	54,215	63,694
Canada	279,013	206,258	204,674	5,822	5,156	4,876
France	237,454	66,287	45,565	57,849	33,636	7,194
Germany	208,817	98,364	92,422	71,709	57,902	31,642
China	178,137	106,357	100,586	36,388	42,672	12,256
Mexico	160,029	183,583	190,034	9,117	8,766	8,839
Italy	142,037	45,771	38,164	30,329	27,253	15,170
India	137,837	24,161	12,345	12,519	1,271	1,946
Australia	136,127	82,099	86,809	10,483	8,039	8,424
Brazil	69,378	51,493	84,595	13,184	13,227	9,318
Other international	652,653	381,997	329,375	57,296	60,344	18,472
Total	$3,881,756	$2,931,188	$3,307,998	$573,972	$518,376	$353,193

Export sales from the Company’s United States operations were $448.0 million, $470.5 million and $508.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Sales by product are as follows:

In thousands	2017	2016	2015
Specialty Products & Electronics	$1,350,727	$1,374,580	$1,733,881
Brake Products	749,959	588,081	627,552
Remanufacturing, Overhaul & Build	522,275	559,284	606,624
Transit Products	1,112,340	276,124	189,581
Other	146,455	133,119	150,360
Total sales	$3,881,756	$2,931,188	$3,307,998

21. GUARANTOR SUBSIDIARIES FINANCIAL INFORMATION

The obligations of the Company under the 2018 Refinancing Credit Agreement have been guaranteed by certain of the Company’s subsidiaries. Each guarantor is 100% owned by the Company. In accordance with positions established by the Securities and Exchange Commission, the following shows separate financial information with respect to the parent, the guarantor subsidiaries and the non-guarantor subsidiaries in accordance with the terms of the 2018 Refinancing Credit Agreement entered into June 8, 2018. The principal elimination entries eliminate investment in subsidiaries and certain intercompany balances and transactions.

Balance Sheet for December 31, 2017:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Cash and cash equivalents	$933	$625	$231,843	$—	$233,401
Receivables, net	77,046	59,166	1,030,575	—	1,166,787
Inventories	120,937	46,626	575,071	—	742,634
Current assets - other	1,142	563	120,586	—	122,291
Total current assets	200,058	106,980	1,958,075	—	2,265,113
Property, plant and equipment	52,532	26,492	494,948	—	573,972
Goodwill	25,274	283,242	2,151,587	—	2,460,103
Investment in subsidiaries	6,517,205	2,440,665	—	(8,957,870)	—
Other intangibles, net	30,575	81,037	1,092,820	—	1,204,432
Other long term assets	17,414	(23,892)	82,838	—	76,360
Total assets	$6,843,058	$2,914,524	$5,780,268	$(8,957,870)	$6,579,980
Current liabilities	$196,827	77,284	$1,299,219	—	$1,573,330
Inter-company	2,121,546	(1,307,410)	(814,136)	—	—
Long-term debt	1,661,771	14	161,518	—	1,823,303
Long-term liabilities - other	54,046	20,594	280,175	—	354,815
Total liabilities	4,034,190	(1,209,518)	926,776	—	3,751,448
Shareholders’ equity	2,808,868	4,124,042	4,833,828	(8,957,870)	2,808,868
Non-controlling interest	—	—	19,664	—	19,664
Total shareholders’ equity	$2,808,868	$4,124,042	$4,853,492	$(8,957,870)	$2,828,532
Total Liabilities and Shareholders’ Equity	$6,843,058	$2,914,524	$5,780,268	$(8,957,870)	$6,579,980

Balance Sheet for December 31, 2016:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Cash and cash equivalents	$2,522	$1,226	$394,736	$—	$398,484
Receivables, net	79,041	74,105	789,362	—	942,508
Inventories	120,042	52,372	486,096	—	658,510
Current assets - other	52,576	(19,438)	834,991	—	868,129
Total current assets	254,181	108,265	2,505,185	—	2,867,631
Property, plant and equipment	49,031	27,096	442,249	—	518,376
Goodwill	25,275	284,020	1,769,470	—	2,078,765
Investment in subsidiaries	5,388,613	1,961,036	—	(7,349,649)	—
Other intangibles, net	31,897	83,103	938,860	—	1,053,860
Other long term assets	9,592	(41,963)	94,757	—	62,386
Total assets	$5,758,589	$2,421,557	$5,750,521	$(7,349,649)	$6,581,018
Current liabilities	$194,983	74,706	$1,176,950	—	$1,446,639
Inter-company	1,562,399	(1,138,540)	(423,859)	—	—
Long-term debt	1,761,933	58	976	—	1,762,967
Long-term liabilities - other	33,298	3,768	357,521	—	394,587
Total liabilities	3,552,613	(1,060,008)	1,111,588	—	3,604,193
Shareholders’ equity	2,205,976	3,481,565	3,868,085	(7,349,649)	2,205,977
Non-controlling interest	—	—	770,848	—	770,848
Total shareholders’ equity	$2,205,976	$3,481,565	$4,638,933	$(7,349,649)	$2,976,825
Total Liabilities and Shareholders’ Equity	$5,758,589	$2,421,557	$5,750,521	$(7,349,649)	$6,581,018

Income Statement for the Year Ended December 31, 2017:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net Sales	$577,397	$398,220	$3,035,464	$(129,325)	$3,881,756
Cost of sales	(440,911)	(255,792)	(2,218,460)	98,720	(2,816,443)
Gross profit (loss)	136,486	142,428	817,004	(30,605)	1,065,313
Total operating expenses	(114,199)	(50,902)	(479,133)	—	(644,234)
Income (loss) from operations	22,287	91,526	337,871	(30,605)	421,079
Interest (expense) income, net	(76,823)	10,916	(11,977)	—	(77,884)
Other income (expense), net	10,020	274	(1,426)	—	8,868
Equity earnings (loss)	416,068	317,614	—	(733,682)	—
Pretax income (loss)	371,552	420,330	324,468	(764,287)	352,063
Income tax expense	(109,294)	18,762	759	—	(89,773)
Net income (loss)	262,258	439,092	325,227	(764,287)	262,290
Less: Net income attributable to noncontrolling interest	—	—	(29)	—	(29)
Net income (loss) attributable to Wabtec shareholders	$262,258	$439,092	$325,198	$(764,287)	$262,261

Comprehensive income (loss) attributable to Wabtec shareholders	$263,907	$439,092	$658,162	$(764,287)	$596,874

Income Statement for the Year Ended December 31, 2016:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net Sales	$641,809	$435,864	$1,995,465	$(141,950)	$2,931,188
Cost of sales	(473,700)	(280,973)	(1,350,401)	98,125	(2,006,949)
Gross profit (loss)	168,109	154,891	645,064	(43,825)	924,239
Total operating expenses	(142,817)	(50,361)	(274,454)	—	(467,632)
Income (loss) from operations	25,292	104,530	370,610	(43,825)	456,607
Interest (expense) income, net	(38,843)	9,294	(20,749)	—	(50,298)
Other income (expense), net	25,254	(1,689)	(17,037)	—	(6,528)
Equity earnings (loss)	322,650	292,184	—	(614,834)	—
Pretax income (loss)	334,353	404,319	332,824	(658,659)	412,837
Income tax expense	(29,466)	(52,308)	(17,659)	—	(99,433)
Net income (loss)	304,887	352,011	315,165	(658,659)	313,404
Less: Net income attributable to noncontrolling interest	—	—	(8,517)	—	(8,517)
Net income attributable to Wabtec shareholders	$304,887	$352,011	$306,648	$(658,659)	$304,887

Comprehensive income (loss) attributable to Wabtec shareholders	$305,180	$352,011	$203,469	$(658,659)	$202,001

Income Statement for the Year Ended December 31, 2015:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net Sales	$743,262	$679,466	$2,030,284	$(145,014)	$3,307,998
Cost of sales	(531,269)	(311,911)	(1,499,803)	82,801	(2,260,182)
Gross (loss) profit	211,993	367,555	530,481	(62,213)	1,047,816
Total operating expenses	(142,310)	(36,358)	(260,294)	—	(438,962)
Income (loss) from operations	69,683	331,197	270,187	(62,213)	608,854
Interest (expense) income, net	(28,312)	8,406	(7,348)	—	(27,254)
Other income (expense), net	27,733	(3,711)	(20,254)	—	(3,768)
Equity earnings (loss)	506,903	216,403	—	(723,306)	—
Pretax income (loss)	576,007	552,295	242,585	(785,519)	585,368
Income tax expense	(177,379)	8,760	(18,121)	—	(186,740)
Net income (loss)	398,628	561,055	224,464	(785,519)	398,628
Less: Net income attributable to noncontrolling interest	—	—	—	—	—
Net income attributable to Wabtec shareholders	$398,628	$561,055	$224,464	$(785,519)	$398,628

Comprehensive income (loss) attributable to Wabtec shareholders	$409,734	$561,055	$96,125	$(785,519)	$281,395

Condensed Statement of Cash Flows for the year ended December 31, 2017:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net cash (used in) provided by operating activities	$(49,231)	$130,298	$138,349	$(30,605)	$188,811
Net cash used in investing activities	(11,156)	(3,357)	(1,018,961)	—	(1,033,474)
Net cash provided by (used in) financing activities	58,798	(127,542)	(59,292)	30,605	(97,431)
Effect of changes in currency exchange rates	—	—	32,263	—	32,263
(Decrease) increase in cash	(1,589)	(601)	(907,641)	—	(909,831)
Cash, cash equivalents and restricted cash, beginning of year	2,522	1,226	1,139,484	—	1,143,232
Cash and cash equivalents, end of year	$933	$625	$231,843	$—	$233,401

Condensed Statement of Cash Flows for the year ended December 31, 2016:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net cash (used in) provided by operating activities	$(44,611)	$142,839	$396,127	$(43,825)	$450,530
Net cash (used in) provided by investing activities	(829,783)	(2,653)	599,470	—	(232,966)
Net cash provided by (used in) financing activities	876,916	(147,586)	(250,184)	43,825	522,971
Effect of changes in currency exchange rates	—	—	(26,436)	—	(26,436)
Increase (decrease) in cash	2,522	(7,400)	718,977	—	714,099
Cash, cash equivalents and restricted cash, beginning of year	—	8,626	420,507	—	429,133
Cash, cash equivalents and restricted cash, end of year	$2,522	$1,226	$1,139,484	$—	$1,143,232

Condensed Statement of Cash Flows for the year ended December 31, 2015:

In thousands	Parent	Guarantors	Non-Guarantors	Elimination	Consolidated
Net cash (used in) provided by operating activities	$(90,374)	$300,965	$302,466	$(62,213)	$450,844
Net cash used in investing activities	(7,862)	(2,653)	(166,679)	—	(177,194)
Net cash (used in) provided by financing activities	(48,570)	(295,133)	29,992	62,213	(251,498)
Effect of changes in currency exchange rates	—	—	(18,868)	—	(18,868)
(Decrease) increase in cash	(146,806)	3,179	(146,911)	—	(3,284)
Cash, cash equivalents and restricted cash, beginning of year	146,806	5,447	273,596	—	425,849
Cash, cash equivalents and restricted cash, end of year	$—	$8,626	$420,507	$—	$429,133

22.   OTHER (EXPENSE) INCOME, NET

The components of other (expense) income, net are as follows:

	For the year ended December 31,
In thousands	2017	2016	2015
Foreign currency loss	$(6,618)	$(4,001)	$(4,659)
Equity income	2,579	409	—
Expected return on pension assets/amortization	9,834	9,491	9,079
Other miscellaneous income (expense)	3,073	629	(652)
Total other (expense) income, net	$8,868	$6,528	$3,768

23.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First	Second	Third	Fourth
In thousands, except per share data	Quarter	Quarter	Quarter	Quarter (1)
2017
Net sales	$916,034	$932,253	$957,931	$1,075,538
Gross profit	269,707	273,963	253,203	268,440
Income from operations	114,512	113,356	101,666	91,545
Net income attributable to Wabtec shareholders	73,889	72,025	67,399	48,948
Basic earnings from operations per common share	$0.77	$0.75	$0.70	$0.51
Diluted earnings from operations per common share	$0.77	$0.75	$0.70	$0.51
2016
Net sales	$772,031	$723,601	$675,574	$759,982
Gross profit	255,180	237,389	212,481	219,189
Income from operations	142,209	132,375	119,400	62,623
Net income attributable to Wabtec shareholders	94,163	90,485	82,428	46,328
Basic earnings from operations per common share	$1.03	$1.00	$0.92	$0.42
Diluted earnings from operations per common share	$1.02	$1.00	$0.91	$0.42
(1) Results from the fourth quarter of 2017 include project adjustments related to prior periods which decreased income from operations by approximately $14.8 million. The effect of these project adjustments was not material.

The Company operates on a four-four-five week accounting quarter, and the quarters end on or about March 31, June 30 and September 30. The fiscal year ends on December 31.

SCHEDULE II

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

VALUATION AND QUALIFYING ACCOUNTS
For each of the three years ended December 31

In thousands	Balance at beginning of period	Charged/ (credited) to expense	Charged/ (credited) to other accounts (1)	Deductions from reserves (2)	Balance at end of period
2017
Warranty and overhaul reserves	$138,992	$50,385	$12,234	$48,548	$153,063
Allowance for doubtful accounts	7,340	2,632	4,979	2,609	12,342
Valuation allowance-taxes	21,418	6,760	—	10,024	18,154
2016
Warranty and overhaul reserves	$92,064	$28,947	$56,753	$38,772	$138,992
Allowance for doubtful accounts	5,614	3,635	—	1,909	7,340
Valuation allowance-taxes	12,623	3,405	5,390	—	21,418
2015
Warranty and overhaul reserves	$87,849	$35,418	$(1,762)	$29,441	$92,064
Allowance for doubtful accounts	6,270	2,026	—	2,682	5,614
Valuation allowance-taxes	1,818	7,024	3,781	—	12,623

(1)	Reserves of acquired/(sold) companies; valuation allowances for state and foreign deferred tax assets; impact of fluctuations in foreign currency exchange rates.
(2)	Actual disbursements and/or charges.